Exhibit 4.16

Execution Version

Syndicated CUSIP NO. 46106VAA5

$300,000,000

SECOND AMENDED AND RESTATED

FIVE YEAR

CREDIT AGREEMENT

Dated as of November 7, 2006

Among

INTERSTATE POWER AND LIGHT COMPANY

as Borrower

THE BANKS NAMED HEREIN

as Banks

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Administrative Agent, Swingline Lender and LC Issuing Bank

BARCLAYS BANK PLC

as Syndication Agent

WACHOVIA CAPITAL MARKETS, LLC

and

BARCLAYS CAPITAL

Joint Lead Arrangers and Joint Bookrunners

ABN AMRO BANK N.V.,

BANK OF AMERICA, N.A.

and

JPMORGAN CHASE BANK, N.A.

as Documentation Agents

i

Section 3.5	Reliance on Certificates	42

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Borrower	42

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.1	Affirmative Covenants	45
Section 5.2	Negative Covenants	49

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1	Events of Default	52
Section 6.2	Cash Collateral Account	55

ARTICLE VII

THE AGENT

Section 7.1	Authorization and Action	55
Section 7.2	Agent’s Reliance, Etc	55
Section 7.3	Wachovia and Affiliates	56
Section 7.4	Lender Credit Decision	56
Section 7.5	Indemnification	56
Section 7.6	Successor Agent	57
Section 7.7	Delegation of Duties	57
Section 7.8	No Other Duties, Etc	57
Section 7.9	LC Issuing Bank and Swingline Lender	58

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Amendments, Etc	58
Section 8.2	Notices, Etc	58
Section 8.3	No Waiver; Remedies	59
Section 8.4	Costs, Expenses, Taxes and Indemnification	59
Section 8.5	Right of Set-off	61
Section 8.6	Binding Effect	62
Section 8.7	Assignments and Participations	62
Section 8.8	Confidentiality	66

ii

EXHIBITS AND SCHEDULES

Exhibit 1.1(a)	-	Form of Revolving Note
Exhibit 1.1(b)	-	Form of Swingline Note
Exhibit 1.1(c)	-	Form of Term Note
Exhibit 2.2(b)	-	Form of Notice of Borrowing
Exhibit 2.2(c)	-	Form of Notice of Swingline Borrowing
Exhibit 2.4	-	Form of Request for Issuance
Exhibit 2.11	-	Form of Notice of Conversion
Exhibit 3.1(a)(viii)(A)	-	Form of Opinion of Foley & Lardner LLP
Exhibit 3.1(a)(viii)(B)	-	Form of Opinion of In-house Counsel
Exhibit 8.7	-	Form of Lender Assignment

Schedule I	-	Commitment Schedule
Schedule II	-	Existing Synthetic Leases
Schedule III	-	Existing Liens

iii

AMENDED AND RESTATED

FIVE YEAR CREDIT AGREEMENT

Dated as of November 7, 2006

THIS SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT (this “Agreement”) is made by and among:

(i)	INTERSTATE POWER AND LIGHT COMPANY, an Iowa corporation (the “Borrower”),

(ii)	the banks (the “Banks”) listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto, and

(iii)	WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent (the “Agent”) for the Lenders hereunder and as a LC Issuing Bank and Swingline Lender (as defined below).

PRELIMINARY STATEMENTS

(1) The Borrower has entered into an Amended and Restated Five Year Credit Agreement, dated as of August 3, 2005 (such agreement, as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Facility”) with Wachovia, as administrative agent, Barclays Bank PLC, as syndication agent and the other lenders and agents party thereto.

(2) The Borrower has requested that the parties to the Existing Facility amend and restate the terms of the Existing Facility, and replace the extensions of credit thereunder (including the advances and letters of credit governed by the terms of the Existing Facility), with this Agreement.

(3) The parties hereto agree that from and after the effectiveness of this Agreement, the obligations under the Existing Facility, including the terms of the extensions of credit outstanding thereunder, shall be continued as, and evidenced by, the Advances, Letters of Credit, this Agreement and other Loan Documents.

(4) The Lenders have indicated their willingness to continue extensions of credit under the Existing Facility as Advances and Letters of Credit hereunder, and make additional Advances and continue existing or issue additional Letters of Credit on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means any or all of the Term Loans, the Revolving Advances and the Swingline Advances.

“Affected Lender” has the meaning assigned to that term in Section 2.14.

“Affected Lender Advance” has the meaning assigned to that term in Section 2.14.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“Aggregate Available Commitment” means the aggregate of the Lenders’ Available Commitment hereunder.

“Aggregate Commitment” means the total of each Lenders’ Commitment hereunder.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest announced publicly by Wachovia or from time to time, as its corporate base rate or prime rate of interest; and

(ii)  1/2 of one percent per annum above the Federal Funds Rate.

Each change in the Alternate Base Rate shall take effect concurrently with any change in such base rate or prime rate or the Federal Funds Rate.

“Amendment Effective Date” means the day upon which each of the applicable conditions precedent enumerated in Section 3.1 shall be fulfilled to the satisfaction of, or waived with the consent of, the Lenders, the Agent, the LC Issuing Bank and the Borrower. All transactions contemplated herein shall take place on a Business Day on or prior to November 7, 2006, or such later Business Day as the parties hereto may mutually agree.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any Eurodollar Rate Advance or Base Rate Advance, (i) on any date the Utilization Percentage equals or is less than 50%, the number of basis points set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5, Level 6 or Level 7 below, opposite the Eurodollar Rate or the Base Rate, as applicable, and (ii) on any date (A) the Utilization Percentage exceeds 50% or (B) after the Borrower’s exercise of the Term-Out Option pursuant to Section 2.1(c), the number of basis points set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5, Level 6 or Level 7 below, opposite the Utilized Eurodollar Rate or the Utilized Base Rate, as applicable; provided that upon the Borrower’s exercise of the Term-Out Option, 25 basis points shall be added to the “Applicable Margin” for all Eurodollar Rate Advances and Base Rate Advances from and including the Termination Date to the payment in full of the Term Loans:

BASIS FOR PRICING	LEVEL 1 Reference Ratings at least AA- by S&P or Aa3 by Moody’s.	LEVEL 2 Reference Ratings less than Level 1 but at least A+ by S&P or A1 by Moody’s.	LEVEL 3 Reference Ratings less than Level 2 but at least A by S&P or A2 by Moody’s.	LEVEL 4 Reference Ratings less than Level 3 but at least A- by S&P or A3 by Moody’s.	LEVEL 5 Reference Ratings less than Level 4 but at least BBB+ by S&P or Baa1 by Moody’s.	LEVEL 6 Reference Ratings less than Level 5 but at least BBB by S&P or Baa2 by Moody’s.	LEVEL 7 Reference Ratings less than Level 6.*
Basis Points Per Annum

Eurodollar Rate	8.5	10.5	15.0	19.0	27.0	35.0	42.5

Base Rate	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Utilized Eurodollar Rate	13.5	15.5	20.0	24.0	32.0	40.0	52.5

Utilized Base Rate	5.0	5.0	5.0	5.0	5.0	5.0	10.0

*	or unrated

The Applicable Margin will be based upon the Level that corresponds to the Reference Ratings at the time of determination, subject, however, to the following: if the Reference Ratings assigned by S&P and Moody’s do not fall within the same Level on the grid above (i.e., a “split rating”) and: (i) the difference consists of one Level, the Applicable Margin will be based upon the Level that corresponds to the higher of such Reference Ratings, or (ii) the difference consists of two or more Levels, the Applicable Margin will be based upon the Level that corresponds to a notional Reference Rating that falls at the midpoint between the actual Reference Ratings (or if no Reference Rating on the grid above corresponds to such midpoint, the next higher Reference Rating), unless, in the case of clause (i) or (ii) above, either Reference Rating is below BBB- (in the case of S&P) or Baa3 (in the case of Moody’s) or the applicable debt securities are, or the Borrower is, as applicable, unrated, in which case the Applicable Margin will be based upon Level 7. Any change in the Applicable Margin resulting from a change in the Reference Ratings shall be effective, as to any Advance, as of the date on which the applicable rating agency announces the applicable change in ratings.

“Applicable Rate” means:

(i) in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time;

(ii) in the case of each Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period; and

(iii) in the case of each LIBOR Market Interest Rate Advance, a rate per annum equal at all times to the sum of the LIBOR Monthly Index Rate in effect from time to time plus the Applicable Margin in effect for a Eurodollar Rate Advance from time to time.

“Available Commitment” means, for each Lender at any time on any day, an amount equal to the excess, if any, of (i) such Lender’s Commitment then in effect over (ii) such Lender’s Credit Exposure, computed after giving effect to all Extensions of Credit made or to be made on such day, the application of proceeds therefrom, all prepayments and repayments of Advances made on such day and all reductions in the LC Outstandings made on such day.

“Bankruptcy Event” means the occurrence of any actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code.

“Banks” has the meaning assigned to that term in the Preamble to this Agreement.

“Barclays Fee Letter” means the letter agreement, dated October 6, 2006, among the Parent, the Borrower, WPL, Barclays Bank PLC and Barclays Capital.

“Base Rate Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.8(a).

“Bonds” means (i) the Pollution Control Facility Revenue Refunding Bonds (Interstate Power and Light Company Project) Series 2005, issued by the Iowa Finance Authority ($38,385,000) (ii) the Variable/Fixed Rate Demand Pollution Control Refunding Revenue Bonds, Series 1998, issued by the City of Chillicothe, Iowa ($10,000,000), (iii) the Pollution Control Refunding Revenue Bonds, Series 1994B, issued by the City of Clinton, Iowa ($1,000,000), (iv) the Variable/Fixed Rate Demand Pollution Control Refunding Revenue Bonds, Series 1998 (Lansing), issued by the City of Lansing, Iowa ($2,300,000), (v) the Variable/Fixed Rate Demand Pollution Control Refunding Revenue Bonds, Series 1999 (Sherburn), issued by the City of Sherburn, Minnesota ($3,250,000), each as amended, refinanced, replaced or supplemented from time to time so long as the outstanding principal amount thereof is not increased.

“Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Borrowing” means the incurrence by the Borrower (including as a result of conversion of Revolving Advances into Term Loans pursuant to Section 2.1(c) and Conversions of outstanding Advances pursuant to Section 2.11) on a single date of a group of Advances of a single Class and Type (or a Swingline Advance made by the Swingline Lender) and, in the case of Eurodollar Rate Advances, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City, Charlotte, North Carolina or Des Moines, Iowa and, if the applicable Business Day relates to any Eurodollar Rate Advance or LIBOR Market Index Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Lease Obligations” means obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligations shall be the capitalized amount determined in accordance with such principles.

“Cash and Cash Equivalents” means, with respect to any Person, the aggregate amount of the following, to the extent owned by such Person free and clear of all Liens, encumbrances and rights of others and not subject to any judicial, regulatory or other legal constraint: (i) cash on hand; (ii) Dollar demand deposits maintained in the United States with any commercial bank and Dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank which has an office in the United States and which has a combined capital and surplus of at least $100,000,000; (iii) eurodollar time deposits maintained in the United States with, or eurodollar certificates of deposit having a maturity of one year or less issued by, any commercial bank having outstanding unsecured indebtedness that is rated (on the date of acquisition thereof) A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness); (iv) direct obligations of, or unconditionally guaranteed by, the United States and having a maturity of one year or less; (v) commercial paper rated (on the date of acquisition thereof) A-1 or P-1 or better by S&P or Moody’s, respectively (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), and having a maturity of one year or less; (vi) obligations with any Lender or any other commercial bank in respect of the repurchase of obligations of the type described in clause (iv) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (iv) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender or such other commercial bank; and (vii) preferred stock of any Person that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating preferred stock of entities engaged in such businesses).

“Cash Collateral Account” has the meaning assigned to that term in Section 6.2.

“Class” has the meaning assigned to that term in Section 2.2(a).

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Advances to the Borrower and to participate in the Swingline Advances and reimbursement obligations of the Borrower in respect of Letters of Credit in an amount no greater than the amount set forth on Schedule I hereto or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.7(c), in each such case as such amount may be reduced from time to time or increased pursuant to Section 2.6.

“Confidential Information” has the meaning assigned to that term in Section 8.8.

“Consent Date” has the meaning assigned to that term in Section 2.19(a).

“Consenting Lender” has the meaning assigned to that term in Section 2.19(a).

“Consolidated Capital” means, with respect to any Person, without duplication, at any date of determination, the sum of (i) Consolidated Debt of such Person, (ii) consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of such Person and its Consolidated Subsidiaries, (iv) the aggregate outstanding amount of Hybrid Securities, and (v) consolidated equity of the preferred stockholders of such Person and its Consolidated Subsidiaries, in each case determined at such date in accordance with GAAP, excluding, however, from such calculation, amounts identified as “Accumulated Other Comprehensive Income (Loss)” in the financial statements of the Borrower set forth in the Borrower’s Report on Form 10-K or 10-Q, as the case may be, filed most recently with the Securities and Exchange Commission prior to the date of such determination.

“Consolidated Debt” means, with respect to any Person, without duplication, at any date of determination, the aggregate Debt of such Person and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Debt of the Borrower or any of its Subsidiaries or (ii) the aggregate outstanding Debt evidenced by Hybrid Securities to the extent that the total book value of such securities does not exceed 15% of Consolidated Capital as of the date of determination.

“Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Advances, as the case may be, pursuant to Section 2.10 or Section 2.11.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Advances made by such Lender outstanding at such time, (ii) such Lender’s Percentage of the LC Outstandings at such time and (iii) such Lender’s (other than the Swingline Lender’s) Percentage of the Swingline Advances outstanding at such time.

“Debt” means, for any Person, any and all indebtedness, liabilities and other monetary obligations of such Person (without duplication), (i) for borrowed money or evidenced by bonds,

debentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (except trade accounts payable arising and repaid in the ordinary course of business), (iii) Capitalized Lease Obligations, (iv) under reimbursement or similar agreements with respect to letters of credit (other than trade letters of credit) issued to support indebtedness or obligations of such Person or of others of the kinds referred to in clauses (i) through (iii) above and clause (v) below, (v) reasonably quantifiable obligations under direct guaranties or indemnities, or under support agreements, in respect of, and reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) incurred in connection with any synthetic lease, tax retention operating lease or similar off-balance sheet financing product treated as an operating lease for financial accounting purposes and a capital lease for federal income tax purposes, in each case that is entered into after the Amendment Effective Date, but excluding the obligations under the Existing Synthetic Leases, including any extension, renewal, amendment or refinancing thereof; provided that if the aggregate amount owing in respect of all such Existing Synthetic Leases, after giving effect to any such extension, renewal, amendment or refinancing, exceeds the aggregate amount owed as of the Amendment Effective Date, such excess shall be included as Debt.

“Default Rate” means (i) with respect to the unpaid principal of or interest on any Advance, the greater of (A) 2% per annum above the Applicable Rate in effect from time to time for such Advance and (B) 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances and (ii) with respect to any other unpaid amount hereunder, 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

“Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office or affiliate of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender, or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Eligible Assignee” means (i) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) the central bank of any country that is a member of the OECD; and (iv) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; provided, however, that (A) any such Person shall also (1) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such rating agencies is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (2) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Lender hereunder, (x) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.17) and (y) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 2.13.

“Equity Interests” means, (i) with respect to a corporation, shares of common stock of such corporation or any other interest convertible or exchangeable into any such interest, (ii) with respect to a limited liability company, a membership interest in such company, (iii) with respect to a partnership, a partnership interest in such partnership, and (iv) with respect to any other Person, an interest in such Person analogous to interests described in clauses (i) through (iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of the regulations under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 or Section 4001 of ERISA, in each case, as amended from time to time.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30 day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Parent or an ERISA Affiliate of the Parent from a Multiple Employer Plan or a Multiemployer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Parent or an ERISA Affiliate of the Parent to make a payment to a Plan required under Section 302(f)(1) of ERISA, which failure results in the imposition of a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or affiliate of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance made as part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.10.

“Eurodollar Rate Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.8(b).

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning assigned to that term in Section 6.1.

“Existing Facility” has the meaning assigned to that term in the first Preliminary Statement to this Agreement.

“Existing Synthetic Leases” means all synthetic leases existing on the Amendment Effective Date and set forth on Schedule II.

“Extension Date” has the meaning assigned to that term in Section 2.19(a).

“Extension Notice” has the meaning assigned to that term in Section 2.19(a).

“Extension of Credit” means (i) the disbursement of the proceeds of any Borrowing and (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.

“Facility Fee” means a fee that shall be payable on the aggregate amount of the Commitment of each Lender, irrespective of usage, payable to each Lender on the amount of its Commitment at the rate (expressed in basis points per annum) set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5, Level 6 or Level 7 based on the Reference Ratings.

BASIS FOR PRICING	LEVEL 1 Reference Ratings at least AA- by S&P or Aa3 by Moody’s.	LEVEL 2 Reference Ratings less than Level 1 but at least A+ by S&P or A1 by Moody’s.	LEVEL 3 Reference Ratings less than Level 2 but at least A by S&P or A2 by Moody’s.	LEVEL 4 Reference Ratings less than Level 3 but at least A- by S&P or A3 by Moody’s.	LEVEL 5 Reference Ratings less than Level 4 but at least BBB+ by S&P or Baa1 by Moody’s.	LEVEL 6 Reference Ratings less than Level 5 but at least BBB by S&P or Baa2 by Moody’s.	LEVEL 7 Reference Ratings less than Level 6.*
Facility Fee (bps)	4.0	4.5	5.0	6.0	8.0	10.0	12.5

*	or unrated

The Facility Fee will be based upon the Level that corresponds to the Reference Ratings at the time of determination, subject, however, to the following: if the Reference Ratings assigned by S&P and Moody’s do not fall within the same Level on the grid above (i.e., a “split rating”) and: (i) the difference consists of one Level, the Facility Fee will be based upon the Level that corresponds to the higher of such Reference Ratings, or (ii) the difference consists of two or more Levels, the Facility Fee will be based upon the Level that corresponds to a notional Reference Rating that falls at the midpoint between the actual Reference Ratings (or if no Reference Rating on the grid above corresponds to such midpoint, the next higher Reference Rating), unless, in the case of clause (i) or (ii) above, either Reference Rating is below BBB- (in the case of S&P) or Baa3 (in the case of Moody’s) or the applicable debt securities are, or the Borrower is, as applicable, unrated, in which case the Facility Fee will be based upon Level 7. Any change in the Facility Fee resulting from a change in the Reference Ratings shall be effective as of the date on which the applicable rating agency announces the applicable change in ratings.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Trigger Date” means December 31, 2007 or any other date on which the Borrower shall require an additional Governmental Approval under federal law in order to obtain additional Extensions of Credit and perform its obligations under this Agreement.

“Fee Letters” means the Wachovia Fee Letter and the Barclays Fee Letter.

“GAAP” has the meaning assigned to that term in Section 1.4.

“Governmental Approval” means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body.

“Granting Lender” has the meaning assigned to that term in Section 8.7(i).

“Hazardous Substance” means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hostile Acquisition” means any acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such acquisition prior to the first public announcement or disclosure relating to such acquisition.

“Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities issued by the Borrower or any Subsidiary or financing vehicle of the Borrower that (i) has an original maturity of at least 20 years and (ii) requires no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the occurrence of the Maturity Date.

“Indemnified Person” has the meaning assigned to that term in Section 8.4(c).

“Indentures” means (i) that certain Indenture of Mortgage and Deed of Trust, dated September 1, 1993, by and between the Borrower and The First National Bank of Chicago (The Bank of New York Trust Company, N.A., Successor Trustee), (ii) that certain Indenture of Mortgage and Deed of Trust, dated August 1, 1940, by and between the Borrower and The First National Bank of Chicago (The Bank of New York Trust Company, N.A., Successor Trustee), (iii) that certain Indenture, dated January 1, 1948, by and between the Borrower and The Bank of New York Trust Company, N.A. and James P. Freeman, (Successor Trustees to The Chase National Bank of the City of New York and Carl E. Buckley), (iv) that certain Indenture, dated August 1, 1997, by and between the Borrower and The First National Bank of Chicago (The Bank of New York Trust Company, N.A., Successor Trustee), and (v) that certain Indenture, dated as of August 20, 2003, between the Borrower and Bank One Trust Company, National Association (The Bank of New York Trust Company, N.A.), each as amended or supplemented from time to time.

“Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“ISP” has the meaning assigned to that term in Section 8.10.

“Joint Lead Arrangers” shall mean, collectively, Wachovia Capital Markets, LLC and Barclays Capital, the Investment Banking Division of Barclays Bank PLC.

“LC Fee” is defined in Section 2.5(b).

“LC Issuing Bank” means Wachovia.

“LC Outstandings” means, on any date of determination, the sum of the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the LC Issuing Bank under Letters of Credit.

“LC Payment Notice” is defined in Section 2.4(d).

“Lender Assignment” means an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee, and accepted by the Agent and the LC Issuing Bank, in substantially the form of Exhibit 8.7.

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.7, provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender in such capacity.

“Letter of Credit” means any letter of credit issued by the LC Issuing Bank pursuant to Section 2.4.

“LIBOR Market Index Rate” means, for any day, the rate of interest for one month U.S. dollar deposits appearing on Telerate Page 3750 (or any successor page) determined as of 11:00 a.m. (London time), for such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

“LIBOR Market Index Rate Advance” means a Swingline Advance that bears interest as provided in Section 2.8(c).

“Lien” has the meaning assigned to that term in Section 5.2(a).

“Loan Documents” means (i) this Agreement, any Notes issued pursuant to Section 2.16, and the Fee Letters, (ii) all agreements, documents and instruments in favor of the Agent, the LC

Issuing Bank or the Lenders (or the Agent on behalf of the LC Issuing Bank or the Lenders), and (iii) all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.

“Majority Lenders” means, on any date of determination, Lenders that, collectively, on such date (i) hold greater than 50% of the then Outstanding Credits and, (ii) if there are no Outstanding Credits, have Percentages in the aggregate greater than 50%. Any determination of those Lenders constituting the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse change upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means the Termination Date unless the Borrower shall exercise the Term-Out Option, in which case the “Maturity Date” shall mean the first anniversary of the Termination Date.

“Minnesota Approval” means a ruling by the Minnesota Public Utilities Commission that is required to be obtained in order for the term of this Agreement to be at least 364 days.

“Minnesota PUC Order” means the order of the Minnesota Public Utilities Commission (Docket No. E,G-001/S-06-208), dated April 27, 2006.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Parent or any ERISA Affiliate of the Parent is making or has an obligation to make contributions, or has within any of the preceding five plan years made or had an obligation to make contributions.

“Multiple Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and (i) is maintained for employees of the Parent or an ERISA Affiliate of the Parent and at least one Person other than the Parent and its ERISA Affiliates or (ii) was so maintained and in respect of which the Parent or an ERISA Affiliate of the Parent could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning assigned to that term in Section 2.19(a).

“Non-Performing Lender” has the meaning assigned to that term in Section 2.4(e).

“Nonrecourse Debt” means Debt of any Subsidiary of the Borrower (i) as to which (A) the Borrower provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) the Borrower is not directly or indirectly liable as a guarantor or otherwise, (C) the Borrower is not the lender or other type of creditor, or (D) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower and (ii) no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other Debt (other than the Advances and any Note) of the Borrower to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity. For the avoidance of doubt, if the Borrower provides credit support that is limited in its drawable amount for any portion of Debt of any Subsidiary of the Borrower that would be considered Nonrecourse Debt but for the provision of such credit support, such Debt shall be considered Nonrecourse Debt to the extent that it is not so supported.

“Notes” means any or all of the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.2(b).

“Notice of Swingline Borrowing” has the meaning assigned to that term in Section 2.2(c).

“Notice of Conversion” has the meaning assigned to that term in Section 2.11.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning assigned to that term in Section 2.17(b).

“Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Advances outstanding on such date, (ii) the aggregate principal amount of all Swingline Advances outstanding on such date, (iii) the LC Outstandings on such date, and (iv) the aggregate principal amount of all Term Loans outstanding on such date.

“Parent” means Alliant Energy Corporation, a Wisconsin corporation.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor entity).

“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day by the Aggregate Commitment on such date, and multiplying the quotient so obtained by 100.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prior Termination Date” has the meaning assigned to that term in Section 2.19(b).

“Recipient” has the meaning assigned to that term in Section 8.8.

“Reference Banks” means Wachovia, Barclays Bank PLC and any additional or substitute Lenders as may be selected from time to time to act as Reference Banks hereunder by the Agent.

“Reference Ratings” means the ratings assigned by S&P and Moody’s to the senior unsecured non-credit-enhanced long term debt of the Borrower.

“Refunded Swingline Advances” has the meaning assigned to that term in Section 2.2(d).

“Register” has the meaning assigned to that term in Section 8.7(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Issuance” means a request made pursuant to Section 2.4(a) in the form of Exhibit 2.4.

“Revolving Advances” has the meaning assigned to that term in Section 2.1(a).

“Revolving Note” means a promissory note issued at the request of a Lender pursuant to Section 2.16, in substantially the form of Exhibit 1.1(a) hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index/html,

or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC Order” means Release No. 35-27930, 70-10249 dated December 28, 2004, issued by the Securities and Exchange Commission authorizing the Borrower to obtain Extensions of Credit and to perform its obligations under this Agreement until December 31, 2007.

“Senior Financial Officer” means the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower.

“Significant Subsidiary” means any Subsidiary of the Borrower that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 20% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries.

“Single Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Parent or an ERISA Affiliate of the Parent and no Person other than the Parent and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Parent or an ERISA Affiliate of the Parent could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning assigned to that term in Section 8.7(i).

“State Trigger Date” means (i) March 31, 2007, (ii) March 31, 2008, (iii) March 31, 2009, (iv) March 31, 2010, (v) March 31, 2011, (vi) March 31, 2012, (vii) March 31, 2013 and (viii) March 31, 2014.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding Equity Interests having ordinary voting power (irrespective of whether at the time Equity Interests of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time owned by said Person, either directly or through one or more other Subsidiaries. In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Supplemental Order” means the order, orders or regulations of the Federal Energy Regulatory Commission or its successor or any other applicable statute authorizing the Borrower to obtain Extensions of Credit and to perform its obligations under this Agreement after December 31, 2007.

“Swingline Advance” shall have the meaning given to such term in Section 2.1(b).

“Swingline Commitment” shall mean $50,000,000 or, if less, the Aggregate Commitment at the time of determination, as such amount may be reduced.

“Swingline Exposure” means, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Advances pursuant to Section 2.2(d) or to purchase participations pursuant to Section 2.2(e) in Swingline Advances that are outstanding at such time.

“Swingline Lender” shall mean Wachovia in its capacity as maker of Swingline Advances, and its successors in such capacity.

“Swingline Termination Date” shall mean the date that is five (5) Business Days prior to the Termination Date.

“Swingline Note” means a promissory note issued at the request of the Swingline Lender pursuant to Section 2.16, in substantially the form of Exhibit 1.1(b) hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from Swingline Advances made by the Swingline Lender.

“Taxes” has the meaning assigned to that term in Section 2.17(a).

“Term Loans” shall mean each Revolving Advance that is converted into a term loan on the Termination Date as set forth in Section 2.1(c).

“Term Note” means a promissory note issued at the request of a Lender pursuant to Section 2.16, in substantially the form of Exhibit 1.1(c) hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

“Term-Out Option” shall have the meaning given to such term in Section 2.1(c).

“Termination Date” means the earliest to occur of (i) any Trigger Date, if the Borrower has not received all Governmental Approvals required to be obtained in order for the term of this Agreement to extend past such date, (ii) November 7, 2011 (as such date may be extended from time to time pursuant to Section 2.19) and (iii) the date of termination or reduction in whole of the Aggregate Commitment pursuant to Section 2.6 or Section 6.1.

“Trigger Date” means, collectively, each Federal Trigger Date and each State Trigger Date.

“Type” has the meaning assigned to that term in Section 2.2(a).

“Unmatured Default” means an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Advances that are outstanding at such time.

“Utilization Percentage” means, as of any time for the determination thereof, the percentage obtained by dividing the aggregate Outstanding Credits by the Aggregate Commitment then in effect.

“Wachovia” has the meaning assigned to that term in the Preamble to this Agreement.

“Wachovia Fee Letter” means the letter agreement, dated October 6, 2006, among the Parent, the Borrower, WPL, Wachovia, and Wachovia Capital Markets, LLC.

“WPL” means Wisconsin Power and Light Company, a Wisconsin corporation.

Section 1.2 Computation of Time Periods. Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to Charlotte, North Carolina time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Computations of Outstandings. Whenever reference is made in this Agreement to the “principal amount outstanding” on any date under this Agreement, such reference shall refer to the aggregate principal amount of all Advances outstanding on such date after giving effect to all Advances to be made on such date and the application of the proceeds thereof.

Section 1.4 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis. With respect to (and only with respect to) determining compliance with this Agreement, all calculations shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.1(h) (or prior to the delivery of the first financial statements pursuant to Section 5.1(h), consistent with the financial statements described in Section 4.1(f)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Agent or the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

ARTICLE II

AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

Section 2.1 The Advances.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Advance” and collectively, the “Revolving Advances”) to the Borrower from time to time, during the period from and including the date hereof, to and up to, but excluding, the Termination Date, in an aggregate outstanding amount not to exceed at any time such Lender’s Available Commitment, provided that no Borrowing of Revolving Advances shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Advances with proceeds of Revolving Advances made pursuant to such Borrowing), the Outstanding Credits would exceed the Commitments. Each Borrowing shall be in an aggregate amount not less than $5,000,000 (or, if lower, the amount of the Aggregate Available Commitment) or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Percentages. Within the limits of each Lender’s Commitment and as hereinabove and hereinafter provided, the Borrower may request Borrowings hereunder, and repay or prepay Revolving Advances pursuant to Section 2.12 and utilize the resulting increase in the Aggregate Available Commitment for further Extensions of Credit in accordance with the terms hereof.

(b) The Swingline Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Swingline Advance,” and collectively, the “Swingline Advances”) to the Borrower, during the period from and including the date hereof, to and up to, but excluding, the Swingline Termination Date (or, if earlier, the Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Advances may be made even if the aggregate principal amount of Swingline Advances outstanding at any time, when added to the aggregate principal amount of the Revolving Advances made by the Swingline Lender in its capacity as a Lender outstanding at such time and its LC Outstandings at such time, would exceed the Swingline Lender’s own Commitment at such time, but provided that no Borrowing of Swingline Advances shall be made if, immediately after giving effect thereto, the Outstanding Credits would exceed the Aggregate Commitment at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Advances pursuant to Section 2.2(d)) and reborrow Swingline Advances.

(c) Subject to and upon the terms and conditions set forth herein, the Borrower may, by notice to the Agent, which shall promptly notify the Lenders, not less than fifteen (15) Business Days prior to the Termination Date, convert all Revolving Advances outstanding as of the close of business on the Termination Date into Term Loans (the “Term-Out Option”), provided that no Unmatured Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the conversion of such Revolving Advances. The Term Loans of each Lender (i) shall, unless otherwise specifically provided herein, consist of Term Loans of the same Type, and (ii) shall not exceed in initial principal amount for such Lender an amount which equals the total principal amount of Revolving Advances owed to such Lender and outstanding as of the close of business on the Termination Date. Once repaid, Term Loans may not be reborrowed.

Section 2.2 Making the Advances.

(a) The Revolving Advances and the Term Loans (each, together with the Swingline Advances, a “Class” of Loan) shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either a Base Rate Advance or Eurodollar Rate Advance (each, a “Type” of Advance). The Swingline Advances shall be made and maintained as LIBOR Market Index Rate Advances at all times.

(b) In order to make a Borrowing (other than (w) Borrowings of Swingline Advances, which shall be made pursuant to Section 2.2(c), (x) Borrowings for the purpose of repaying Refunded Swingline Advances, which shall be made pursuant to Section 2.2(d), (y) Borrowings involving conversions of Revolving Advances upon exercise of the Term-Out Option, which shall be made pursuant to Section 2.1(c) or (z) conversions of outstanding Advances made pursuant to Section 2.11), the Borrower will give the Agent written notice not later than 11:00 a.m. (i) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances and (ii) not later than 10:00 a.m. on the date of the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, telex or email (in accordance with procedures prescribed by the Agent), in substantially the form of Exhibit 2.2(b) hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before (x) 12:00 noon on the date of such Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, and (y) 1:00 p.m. on the date of such Borrowing, in the case of a Borrowing comprised of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower by means of a credit or wire transfer to the account specified in writing by the Borrower.

(c) In order to make a Borrowing of a Swingline Advance, the Borrower will give the Agent (and the Swingline Lender, if the Swingline Lender is not also the Agent) written notice not later than 2:00 p.m. on the date of such Borrowing. Each such notice of a Borrowing (a “Notice of Swingline Borrowing”) shall be by telecopier, telex or email (in accordance with procedures prescribed by the Agent), in substantially the form of Exhibit 2.2(c) hereto, specifying therein the requested (A) date of such Borrowing, and (B) aggregate amount of such Swingline Advance to be made pursuant to such Borrowing (which shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)). Not later than 4:00 p.m. on the date of such Borrowing, the Swingline Lender will make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, an amount equal to the amount of the requested Swingline Advance. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower by means of a credit or wire transfer to the account specified in writing by the Borrower.

(d) With respect to any outstanding Swingline Advances, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Revolving Advance to be made for the purpose of repaying such Swingline Advances by delivering to the Agent (if the Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m. one (1) Business Day prior to the proposed date of such Borrowing therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Advances (which shall be made initially as Base Rate Advances) on such date of Borrowing in an aggregate amount equal to the amount of such Swingline Advances (the “Refunded Swingline Advances”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m. on the requested date of such Borrowing, each Lender (other than the Swingline Lender) will make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s ratable portion of such Borrowing. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent, which shall apply such amounts in repayment of the Refunded Swingline Advances. Notwithstanding any provision of this Agreement to the contrary, on the relevant date of such Borrowing, the Refunded Swingline Advances (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Advances made as provided above (including a Revolving Advance deemed to have been made by the Swingline Lender), and such Refunded Swingline Advances deemed to be so repaid shall no longer be outstanding as Swingline Advances but shall be outstanding as Revolving Advances. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.18.

(e) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Advances are not made pursuant to Section 2.2(d) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Advances, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Advances in an amount equal to its ratable share (based on the proportion that its Commitment bears to the Aggregate Commitment at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one (1) Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s respective participation. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent. In the event any such Lender fails to make available to the Agent the amount of such Lender’s participation as provided in this Section 2.2(e), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Applicable Rate for such Revolving Advances. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Advance, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(f) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Advances for the purpose of repaying any Refunded Swingline Advances pursuant to Section 2.2(d) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Advances pursuant to Section 2.2(e) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Unmatured Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Advances to meet the minimum Borrowing amount specified in Section 2.1(a), or (iv) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied.

(g) All Term Loans made pursuant to Section 2.1(c) shall be made by each Lender on the basis of such Lender’s Percentage as in effect immediately prior to the Termination Date.

(h) Each Notice of Borrowing and Notice of Swingline Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

Section 2.3 Funding Reliance.

(a) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s Advance as part of such Borrowing, the Agent may assume that such Lender has made such Advance available to the Agent on the time of such Borrowing in accordance with Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such time a corresponding amount. If and to the extent that such Lender shall not have so made such Advance available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the time such amount is made available to the Borrower until the time such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(b) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.4 Letters of Credit.

(a) Subject to the terms and conditions hereof, each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than two Business Days’ prior notice thereof by delivery of a Request for Issuance to the Agent and the LC Issuing Bank substantially in the form attached hereto in Exhibit 2.4. Each Request for Issuance shall specify a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. The expiry of such Letter of Credit shall be no later than the earlier of (i) five Business Days’ prior to the Maturity Date and (ii) one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the LC Issuing Bank, for renewal for successive periods of one year or less (but not beyond the date five Business Days prior to the applicable Maturity Date), unless and until the LC Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the LC Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Lenders.

(b) No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, the Outstanding Credits would exceed the total Commitments.

(c) The Borrower hereby agrees to pay to the Agent for the account of the LC Issuing Bank and, if they shall have purchased participations in the reimbursement obligations of the Borrower pursuant to Section 2.4(d), the Lenders, on demand made by the LC Issuing Bank to the Borrower, on and after each date on which the LC Issuing Bank shall pay any amount under any Letter of Credit issued by the LC Issuing Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by the LC Issuing Bank until repayment to the LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by the LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%.

(d) Immediately upon the issuance of any Letter of Credit, the LC Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the LC Issuing Bank, without recourse or warranty, an undivided interest and participation, pro rata (based on such Lender’s Percentage), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (other than the fees payable by the Borrower to the LC Issuing Bank). If the LC Issuing Bank shall not have been reimbursed in full for any payment made by the LC Issuing Bank under a Letter of Credit issued by the LC Issuing Bank on the date of such payment, the LC Issuing Bank shall give the Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by the LC Issuing Bank. Each Lender severally agrees, absolutely and unconditionally, to pay to the Agent for the account of the LC Issuing Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by the LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of the payment by the LC Issuing Bank to the date of payment to the LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 p.m. on the later to occur of (i) the Business Day immediately following the date of such payment by the LC Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from the LC Issuing Bank. Each Lender’s obligation to make each such payment to the Agent for the account of the LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of an Unmatured Default or Event of Default or the failure of any other Lender to make any payment under this Section 2.4(d) or the failure of the LC Issuing Bank to provide the LC Payment Notice by 12:00 noon on the Business Day immediately succeeding the date of payment under a Letter of Credit by the LC Issuing Bank. Upon any change in the Commitment of any Lender, with respect to all outstanding Letters of Credit and reimbursement obligations there shall be an automatic adjustment to the participations pursuant to this Section 2.4(d) to reflect the new pro rata shares of the Lenders.

(e) The failure of any Lender to make any payment to the Agent for the account of the LC Issuing Bank in accordance with Section 2.4(d) shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “Non-Performing Lender”) shall fail to make any payment to the Agent for the account of the LC Issuing Bank in accordance with Section 2.4(d) within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, the LC Issuing Bank shall be deemed, for purposes of Section 8.1 and Article VI hereof, to be a Lender owed a Borrowing in an amount equal to the outstanding principal amount due and payable by such Non-Performing Lender to the Agent for the account of the LC Issuing Bank pursuant to Section 2.4(d). Any Non-Performing Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to purchase a participation in the reimbursement obligations of the Borrower under Section 2.4(d)) severally agree to pay to the Agent for the account of the LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have purchased its participation had it complied with the requirements of Section 2.4(d) until the date such amount is paid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Base Rate Advances and (ii) in the case of such Lender, the rate applicable to Base Rate Advances plus 1%.

(f) The payment obligations of each Lender under Section 2.4(d) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit by the LC Issuing Bank shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of this Agreement, any other Loan Document or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the LC Issuing Bank, the Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit reasonably proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by the LC Issuing Bank under the Letter of Credit issued by the LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Issuing Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit. Notwithstanding any provision to the contrary contained in any Loan Document, the Borrower and each Lender shall have the right to bring suit against the LC Issuing Bank, and the LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by the LC Issuing Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, the LC Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by the LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by the LC Issuing Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by the LC Issuing Bank’s willful misconduct or gross negligence.

(h) If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination of such Letter of Credit is given by the LC Issuing Bank, the LC Issuing Bank shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which the LC Issuing Bank’s notice of termination may be given to the beneficiaries of such Letter of Credit, the LC Issuing Bank has received a notice of termination from the Borrower or a notice from the Agent that the conditions to issuance of such Letter of Credit have not been satisfied or (ii) the renewed Letter of Credit would have a term not permitted by Section 2.4(a).

(i) If (i) as of the Termination Date, any Letter of Credit may for any reason remain outstanding, or (ii) at any time, the aggregate Outstanding Credits shall exceed the Aggregate Commitment (after giving effect to any concurrent termination or reduction thereof), the Borrower shall (A) deliver to the Agent as cash collateral an amount in cash equal to the aggregate LC Outstandings (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) or, in the case of clause (ii) above, an amount in cash equal to such excess or (B) shall make some other arrangements to provide credit support for such Letters of Credit reasonably satisfactory to the Agent. The Agent shall deposit such cash in a special collateral account of the Borrower pursuant to arrangements satisfactory to the Agent (such account, the “Cash Collateral Account”) for the benefit of the Agent, the LC Issuing Bank and the Lenders. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Agent in the name of, and under the sole dominion and control of, the Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Wachovia for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Agent, in its sole discretion. The Borrower hereby grants to the Agent for the benefit of the LC Issuing Bank and the Lenders a Lien in and hereby assigns to the Agent for the benefit of LC Issuing Bank and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Agent may apply the amounts then on deposit in the Cash Collateral Account, toward the payment in full of any of the obligations as and when such obligations shall become due and payable. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the LC Issuing Bank for all of its obligations thereunder shall be held by the Agent, for the benefit of the Borrower, to be applied against the Outstanding Credits, together with expenses related thereto and accrued interest thereon, in such order and manner as the Agent may direct. If the Borrower is required to provide cash collateral in the case of clause (ii) above, such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the aggregate Outstanding Credits would not exceed the Aggregate Commitment at such time and (ii) no Unmatured Default or Event of Default shall have occurred and be continuing at such time.

Section 2.5 Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender the Facility Fee, from the date hereof, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the later of the Maturity Date and the date all Advances are paid in full, payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment, commencing December 31, 2006, and on the later of the Maturity Date and the date all Advances are paid in full.

(b) The Borrower shall pay to the Agent for the account of each Lender a fee (the “LC Fee”) on the average daily amount of the sum of the undrawn stated amounts of all Letters of Credit outstanding on each such day, from the date hereof until the later to occur of the Maturity Date and the date on which no Letters of Credit are outstanding, payable on the last day of each March, June, September and December (commencing December 31, 2006) and such later date, at a rate equal at all times to the Applicable Margin in effect from time to time for Eurodollar Rate Advances. In addition, the Borrower shall pay to the LC Issuing Bank such fees for the issuance and maintenance of Letters of Credit and for drawings thereunder as may be separately agreed between the Borrower and the LC Issuing Bank.

(c) In addition to the fees provided for in Section 2.5(a) and Section 2.5(b), the Borrower shall pay (i) to the Agent and the LC Issuing Bank, for their own accounts, such fees as are provided for in the Wachovia Fee Letter and (ii) to the Joint Lead Arrangers, for their own accounts, such fees as are provided for in the Wachovia Fee Letter and Barclays Fee Letter.

Section 2.6 Changes in the Commitments.

(a) The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Aggregate Commitment; provided that the Aggregate Commitment shall not be reduced to an amount which is less than the aggregate principal amount of the Outstanding Credits; and provided, further, that each partial reduction shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b) On the Termination Date, the Aggregate Commitment shall be automatically reduced to zero.

(c) Any termination or reduction of the Aggregate Commitment under this Section 2.6 shall be irrevocable, and the Aggregate Commitment shall not thereafter be reinstated.

Section 2.7 Repayment of Advances.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Lenders the aggregate outstanding principal amount of each Revolving Advance on the Termination Date and the aggregate outstanding principal amount of the Term Loans, if any, shall be due and payable in full on the Maturity Date.

(b) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Swingline Lender the aggregate outstanding principal amount of each Swingline Advance on the earlier to occur of (i) fourteen (14) days after the date of Borrowing of each such Swingline Advance, and (ii) the Swingline Termination Date.

Section 2.8 Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this Section 2.8), payable as follows:

(a) If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such Base Rate Advance and on the date such Base Rate Advance shall become due and payable or shall otherwise be paid in full; provided that at any time an Event of Default shall have occurred and be continuing, each Base Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(b) If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of such Interest Period and, if the Interest Period for such Advance has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that at any time an Event of Default shall have occurred and be continuing, each Eurodollar Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(c) If such Advance is a LIBOR Market Index Rate Advance, interest thereon shall be payable in arrears on the last day of each March, June, September and December, and on the date such LIBOR Market Index Rate Advance shall become due and payable or shall otherwise be paid in full; provided that at any time an Event of Default shall have occurred and be continuing, each LIBOR Market Index Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(d) In respect of any Advance, interest thereon shall be payable at the Applicable Rate at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(e) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

Section 2.9 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to Agent for the account of each Lender any costs actually incurred by such Lender with respect to Eurodollar Rate Advances that are attributable to such Lender’s compliance with regulations of the Board of Governors of the Federal Reserve System requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. A certificate as to the amount of such additional interest, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination thereof shall have been made by such Lender in good faith.

Section 2.10 Interest Rate Determination.

(a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.8(a), Section 2.8(b) or Section 2.8(c), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.8(b).

(c) If fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate, due to the unavailability of funds to such Reference Banks in the relevant financial markets:

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for Eurodollar Rate Advances;

(ii) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance); and

(iii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance; and

(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to (i) select the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 or (ii) provide a Notice of Conversion with respect to any Eurodollar Rate Advance on or prior to 12:00 noon on the third Business Day prior to the last day of the Interest Period applicable thereto, the Agent will forthwith so notify the Borrower and the Lenders and such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(f) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the product of (i) $1,000,000 and (ii) the number of Lenders on such date, such Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed the product of (i) $1,000,000 and (ii) the number of Lenders on such date, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

(g) Upon the occurrence and during the continuance of any Event of Default, each outstanding Eurodollar Rate Advance shall automatically Convert into a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

Section 2.11 Voluntary Conversion of Advances. Subject to the conditions set forth below, the Borrower may, on any Business Day, by delivering a notice of Conversion (a “Notice of Conversion”) to the Agent not later than 12:00 noon (i) on the third Business Day prior to the date of the proposed Conversion, in the case of a Conversion to or in respect of Eurodollar Rate Advances and (ii) on the date of the proposed Conversion, in the case of a Conversion to or in respect of Base Rate Advances, and subject to the provisions of Section 2.10 and Section 2.15, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that, in the case of any Conversion of any Eurodollar Rate Advances into Base Rate Advances on a day other than the last day of an Interest Period for such Eurodollar Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(b). Each such Notice of Conversion shall be in substantially the form of Exhibit 2.11 and shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Advances to be Converted, (C) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance, and (D) the aggregate amount of Advances proposed to be Converted. Notwithstanding the foregoing, the Borrower may not Convert Base Rate Advances into Eurodollar Rate Advances and may not select a new Interest Period for Eurodollar Rate Advances at any time an Event of Default has occurred and is continuing.

Section 2.12 Optional Prepayments of Advances. The Borrower may, upon at least three Business Days’ notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay for the ratable account of the Lenders the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 (or, if lower, the principal amount outstanding hereunder on the date of such prepayment) or an integral multiple of $1,000,000 in excess thereof. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(b). Except as provided in this Section 2.12, the Borrower shall have no right to prepay any principal amount of any Advances.

Section 2.13 Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or to the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances or to increase the cost to the Swingline Lender or any Lender of participating in, issuing or maintaining any LIBOR Market Index Rate Advance (or of maintaining its obligations to participate in any LIBOR Market Index Rate Advance) or to increase the cost to such Lender or the LC Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligations to participate in or to issue any Letter of Credit), then the Borrower shall from time to time, upon demand by such Lender, Swingline Lender or the LC Issuing Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender, Swingline Lender or LC Issuing Bank additional amounts sufficient to compensate such Lender, Swingline Lender or LC Issuing Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, Swingline Lender or LC Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination thereof shall have been made by such Lender, Swingline Lender or LC Issuing Bank in good faith.

(b) If any Lender, the Swingline Lender or LC Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, Swingline Lender or LC Issuing Bank or any corporation controlling such Lender, Swingline Lender or LC Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or participate in LIBOR Market Index Rate Advances or Letters of Credit hereunder or the Swingline Lender’s obligation to issue or maintain any Swingline Advance or the LC Issuing Bank’s obligation to issue or maintain any Letter of Credit hereunder and other commitments of this type, then, upon demand by such Lender, Swingline Lender or LC Issuing Bank (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, Swingline Lender or LC Issuing Bank, from time to time as specified by such Lender, Swingline Lender or LC Issuing Bank, additional amounts sufficient to compensate such Lender, Swingline Lender or LC Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender, Swingline Lender or LC Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment, Swingline Lender’s obligations hereunder or LC Issuing Bank’s obligations hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender, Swingline Lender or LC Issuing Bank, describing in reasonable detail the manner in which such amounts have been calculated, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination and allocation thereof shall have been made by such Lender, Swingline Lender or LC Issuing Bank in good faith.

(c) Notwithstanding any provision of Section 2.13(a) or Section 2.13(b) to the contrary, no Lender, Swingline Lender or LC Issuing Bank shall be entitled to demand compensation or be compensated thereunder to the extent that such compensation relates to any period of time more than 60 days prior to the date upon which such Lender, Swingline Lender or LC Issuing Bank first notified the Borrower of the occurrence of the event entitling such Lender, Swingline Lender or LC Issuing Bank to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower).

Section 2.14 Illegality. Notwithstanding any other provision of this Agreement to the contrary, if any Lender (the “Affected Lender”) shall notify the Agent and the Borrower that the introduction of or any change in or to the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Affected Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, all Eurodollar Rate Advances of the Affected Lender shall, on the fifth Business Day following such notice from the Affected Lender, automatically be Converted into a like number of Base Rate Advances, each in the amount of the corresponding Eurodollar Rate Advance of the Affected Lender being so Converted (each such Advance, as so Converted, being an “Affected Lender Advance”), and the obligation of the Affected Lender to make, maintain, or Convert Advances into Eurodollar Rate Advances shall thereupon be suspended until the Agent shall notify the

Borrower and the Lenders that the circumstances causing such suspension no longer exist, or the Affected Lender has been replaced pursuant to Section 8.7(g). For purposes of any prepayment under this Agreement, each Affected Lender Advance shall be deemed to continue to be part of the same Borrowing as the Eurodollar Rate Advances to which it corresponded at the time of the Conversion of such Affected Lender Advance pursuant to this Section 2.14.

Section 2.15 Payments and Computations.

(a) The Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due in Dollars to the Agent at its address referred to in Section 8.2 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.9, Section 2.17, Section 2.19 or Section 8.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 8.7(d), from and after the effective date specified in such Lender Assignment, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on clause (i) of the definition of “Alternate Base Rate” and of the Facility Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, LIBOR Market Index Rate and the LC Fee and the Federal Funds Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.10 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 2.10, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error, provided that such determination shall have been made by the Agent or such Lender, as the case may be, in good faith.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.16 Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Class and Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Section 2.16(a) and Section 2.16(b) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(d) The Advances of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Agent), be evidenced (i) in the case of Term Loans, if the Borrower has exercised its Term-Out Option, by a Term Note, (ii) in the case of Revolving Advances, by a Revolving Note, and (iii) in the case of the Swingline Advances, by a Swingline Note, in each case appropriately completed and executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

Section 2.17 Taxes.

(a) Any and all payments by the Borrower hereunder and under the other Loan Documents shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the LC Issuing Bank and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it by any jurisdiction, unless such Lender, the LC Issuing Bank or the Agent (as the case may be) would not have had such taxes imposed on it by such jurisdiction but for such

Lender’s, the LC Issuing Bank’s or the Agent’s (as the case may be) having entered into this Agreement, having consummated the transactions contemplated hereby or having received payments by the Borrower hereunder or under the other Loan Documents (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the LC Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender, the LC Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender, the LC Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender, the LC Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the LC Issuing Bank or the Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and the Lenders in question, the LC Issuing Bank or the Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower’s rights to contest such Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof.

(e) The LC Issuing Bank and each Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Agent, the LC Issuing Bank or such Lender will deliver to the Borrower and the Agent either (i) a statement that it is organized under the laws of a jurisdiction within the United States or (ii) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service indicating that the LC Issuing Bank or such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended from time to time. The LC Issuing Bank and each Lender that delivers to the Borrower and the Agent the form or forms referred to in the preceding sentence further undertakes to deliver to the Borrower and the Agent further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. The LC Issuing Bank and each Lender represents and warrants that each such form supplied by it to the Agent and the Borrower pursuant to this Section 2.17(e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder.

Section 2.18 Sharing of Payments, Etc. All payments from or on behalf of the Borrower on account of any obligations shall be apportioned ratably among the Lenders based upon their respective share, if any, of the obligations with respect to which such payment was received. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.9, Section 2.13, Section 2.17, Section 2.19 or Section 8.4(b)) or on account of the Borrower’s reimbursement obligations in respect of LC Outstandings in excess of its ratable share of payments obtained by all the Lenders on account of the Advances or on account of such reimbursement obligations, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them and such reimbursement obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.19 Extension of Termination Date.

(a) So long as no Unmatured Default or Event of Default has occurred and is continuing and subject to the conditions set forth in Section 2.19(c), the Borrower may, no earlier than 60 days and no later than 30 days prior to each anniversary of the Amendment Effective Date (such anniversary, an “Extension Date”), but on no more than two occasions, request through written notice to the Agent (the “Extension Notice”), that the Lenders extend the then existing Termination Date for an additional one-year period. Each Lender, acting in its sole discretion, shall, by notice to the Agent no later than the applicable Extension Date (except in the year in which the then existing Termination Date shall occur, in which case such written notice shall be delivered by the Lenders no later than 15 days prior to the then existing Termination Date) (such date, the “Consent Date”), advise the Agent in writing of its desire to extend (any such Lender, a “Consenting Lender”) or not to so extend (any such Lender, a “Non-Consenting Lender”) such date. Any Lender that does not advise the Agent by the Consent Date shall be deemed to be a Non-Consenting Lender. No Lender shall be under any obligation or commitment to extend the then existing Termination Date. The election of any Lender to agree to such extension shall not obligate any other Lender to agree to such extension.

(b) If Lenders holding a Commitment that aggregate more than 50% of the Aggregate Commitment on the Consent Date shall have agreed to such extension, then the then existing Termination Date applicable to the Consenting Lenders shall be extended to the date that is one year after the then existing Termination Date. All Advances of each Non-Consenting Lender shall be subject to the then existing Termination Date, without giving effect to such extension (such date, the “Prior Termination Date”). In the event of an extension of the then existing Termination Date pursuant to this Section 2.19, the Borrower shall have the right, at its own expense, to solicit commitments from existing Lenders and/or Eligible Assignees reasonably acceptable to the Agent and the LC Issuing Bank to replace the Commitment of any Non-Consenting Lenders for the remaining duration of this Agreement. Any Eligible Assignee (if not already a Lender hereunder) shall become a party to this Agreement as a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent and the Borrower. The Commitment of each Non-Consenting Lender shall terminate on the Prior Termination Date, all Advances and other amounts payable hereunder to such Non-Consenting Lenders shall be subject to the Prior Termination Date and, to the extent such Non-Consenting Lender’s Commitment is not replaced as provided above, the Aggregate Commitment hereunder shall be reduced by the amount of the Commitment of each such Non-Consenting Lender so terminated on the Prior Termination Date. Notwithstanding anything to the contrary in this Section 2.19, the Termination Date shall not be extended unless the aggregate Commitments of the Consenting Lenders and any Eligible Assignees joining this Agreement pursuant to this Section 2.19(b) are greater than or equal to the Outstanding Credits as of each Prior Termination Date.

(c) An extension of the Termination Date pursuant to this Section 2.19 shall only become effective upon the receipt by the Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such extension of the Termination Date (i) no Event of Default has occurred and is continuing and (ii) all representations and warranties contained in Section 4.1 made by such Borrower are true and correct in all material respects on and as of the date such extension is made, except for such representations or warranties which by their terms are made as of a specified date, which shall be true and correct as of such specified date.

(d) Effective on and after the Prior Termination Date, (i) each of the Non-Consenting Lenders shall be automatically released from their respective participations and reimbursement obligations under Section 2.4 with respect to any LC Outstandings and (ii) the participations and reimbursement obligations of each Lender (other than the Non-Consenting Lenders) shall be automatically adjusted to equal such Lender’s Percentage of such LC Outstandings.

Section 2.20 Replacement of Lenders.

(a) The Borrower may, at any time at its sole expense and effort, require any Lender that does not approve a consent, waiver or amendment to any Loan Document requested by the Borrower or the Agent and that requires the approval of all Lenders under Section 8.1 which is otherwise approved by the Majority Lenders, upon notice to such Lender and the Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) no Unmatured Default or Event of Default shall have occurred and be continuing at such time;

(ii) the Agent shall have received the assignment fee specified in Section 8.7(a);

(iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and any funded participations in Letters of Credit not refinanced through the Borrowing of Revolving Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv) such assignee, if it is not an existing Lender and/or Eligible Assignee, shall be reasonably satisfactory to the Agent; and

(v) such assignment does not conflict with any applicable laws, rules, regulations and orders of any governmental authority or otherwise require any Governmental Approvals.

A Lender shall not be required to make any assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.1 Conditions Precedent to Amendment Effective Date. The occurrence of the Amendment Effective Date is subject to satisfaction of the following conditions precedent:

(a) The Agent shall have received the following, each dated the Amendment Effective Date, in form and substance satisfactory to the Lenders and in sufficient copies for the LC Issuing Bank and each Lender:

(i) this Agreement, duly executed by the Borrower, each Lender, the LC Issuing Bank and the Agent;

(ii) each Note requested by a Lender pursuant to Section 2.16 payable to the order of each such Lender, duly completed and executed by the Borrower;

(iii) copies of (A) the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party, and (B) all documents evidencing other necessary corporate action on the part of the Borrower with respect to this Agreement and the other Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(iv) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to which it is, or is to be, a party;

(v) copies of the Certificate of Incorporation (or comparable charter document) and by laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower;

(vi) copies of all Governmental Approvals, if any, required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(vii) copies of the financial statements referred to in Section 4.1(f), certified by the Secretary or an Assistant Secretary of the Borrower;

(viii) favorable opinions of:

(A) Foley & Lardner LLP, counsel for the Borrower, in substantially the form of Exhibit 3.1(a)(viii)(A) and as to such other matters as the Majority Lenders, through the Agent, may reasonably request; and

(B) In-house Counsel of the Borrower, in substantially the form of Exhibit 3.1(a)(viii)(B) and as to such other matters as the Majority Lenders, through the Agent, may reasonably request;

(ix) any fees required to be paid on or before the Amendment Effective Date shall have been paid, including fees and other expenses required to be paid under the Existing Facility; and

(x) such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request.

(b) The following statements shall be true and correct, and the Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the date of the Amendment Effective Date and in sufficient copies for each Lender, stating that:

(i) the representations and warranties set forth in Section 4.1 of this Agreement are true and correct on and as of the date of the Amendment Effective Date as though made on and as of such date, and

(ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

(c) The Borrower shall have paid (i) all fees payable hereunder or payable pursuant to the Fee Letters and the Existing Facility to the extent then due and payable, and (ii) all costs and expenses of the Agent (including counsel fees and disbursements) incurred through (and for which statements have been provided prior to) the Amendment Effective Date.

(d) The Agent shall have received evidence that all amounts outstanding under the Existing Facility, whether for principal, interest, fees or otherwise, shall have been paid in full, and all commitments to lend thereunder shall have been terminated.

Section 3.2 Conditions Precedent to Each Extension of Credit. The obligation of (i) each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) that would cause the aggregate principal amount of Advances outstanding hereunder to increase and (ii) the LC Issuing Bank to issue, extend the expiry date or increase the amount of, any Letter of Credit shall be subject to the conditions precedent that, on the date of such Extension of Credit:

(a) the following statements shall be true and correct (and each of the giving of the applicable Notice of Borrowing, Notice of Swingline Borrowing or Request for Issuance, as the case may be, and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, extension or increase of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true and correct):

(i) the representations and warranties contained in Section 4.1 (other than the representation and warranty set forth in Section 4.1(e)) are true and correct in all material respects on and as of the date of such Extension of Credit, before and after giving effect to the application of the proceeds of any Borrowing made in connection therewith or the issuance or amendment of any Letter of Credit in connection therewith, as the case may be, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of proceeds of any Borrowing made in connection therewith or the issuance or amendment of any Letter of Credit in connection therewith, as the case may be, that constitutes an Event of Default or an Unmatured Default; and

(iii) after giving effect to such Extension of Credit, the Borrower’s Outstanding Credits will not exceed its borrowing authority as allowed by applicable governmental authorities.

(b) the Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and

(c) the Agent shall have received such other approvals, opinions, or documents as the Agent, or the Majority Lenders through the Agent, may reasonably request, and such approvals, opinions, and documents shall be satisfactory in form and substance to the Agent.

Section 3.3 Conditions Precedent to Extensions of Credit On or After a Federal Trigger Date.

(a) At any time after a Federal Trigger Date, the obligation of (a) each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) that would cause the aggregate principal amount of Advances outstanding hereunder to increase, and (b) the LC Issuing Bank to issue any Letter of Credit (including the initial Letter of Credit) or increase the stated amount of any Letter of Credit or to extend the termination date thereof shall, if any Governmental Approval is required in order for the term of this Agreement to extend past the Federal Trigger Date, be subject to the Borrower’s delivery of the following, each dated on or prior to the date of such requested Extension of Credit, in form and substance satisfactory to the LC Issuing Bank, the Swingline Lender and Agent:

(i) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) that attached thereto is a true and correct copy of the Supplemental Order and that such order has been issued and is final and in full force and effect, or (B) that no such order is required in order for the Borrower to be permitted to obtain additional Extensions of Credit; and

(ii) If requested by the Agent, an opinion of counsel for the Borrower to the effect (A) that no Governmental Approval other than the Supplemental Order, which has been duly issued and is final and in full force and effect, is or will be required in connection with the performance by the Borrower, or the consummation by the Borrower, of the transactions contemplated by this Agreement between such Federal Trigger Date and the next succeeding Federal Trigger Date (if there is any next succeeding Federal Trigger Date), or (B) to the effect that no such order is required in order for the Borrower to be permitted to obtain additional Extensions of Credit.

It is understood that any certificate of the Secretary or Assistant Secretary of the Borrower and opinion letter delivered pursuant to clause (i) and (ii) may, based upon their terms, suffice to satisfy this Section 3.3 with respect to more than one Federal Trigger Date. The Agent shall furnish each certificate of the Secretary or Assistant Secretary of the Borrower and opinion letter delivered pursuant to clause (i) and (ii) to the LC Issuing Bank and each Lender in the manner prescribed in the last paragraph of Section 5.1(h).

Section 3.4 Conditions Precedent to Extensions of Credit On or After Any State Trigger Date.

(a) At any time on or after any State Trigger Date, the obligation of (i) each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) that would cause the aggregate principal amount of Advances outstanding hereunder to increase, and (ii) the LC Issuing Bank to issue any Letter of Credit (including the initial Letter of Credit) or increase the stated amount of any Letter of Credit or to extend the termination date thereof shall, if any Governmental Approval is required in order for the term of this Agreement to extend past such State Trigger Date, be subject to the Borrower’s delivery of the following, each dated on or prior to the date of such requested Extension of Credit, in form and substance satisfactory to the LC Issuing Bank, the Swingline Lender and Agent:

(i) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying that attached thereto are true and correct copies of all Governmental Approvals required to be obtained in order for the term of this Agreement to extend past such State Trigger Date, and that such Governmental Approvals have been issued and are in full force and effect; and

(ii) If requested by the Agent, an opinion of counsel for the Borrower to the effect that no Governmental Approval is or will be required in connection with the performance by the Borrower, or the consummation by the Borrower of the transactions contemplated by, this Agreement between such State Trigger Date and the next succeeding State Trigger Date (if there is any succeeding State Trigger Date), other than the Governmental Approvals described in clause (i) above, which have been duly issued and are final and in full force and effect.

It is understood that any certificate of the Secretary or Assistant Secretary of the Borrower and opinion letter delivered pursuant to clause (i) and (ii) may, based upon their terms, suffice to satisfy this Section 3.4 with respect to more than one State Trigger Date. The Agent shall furnish each certificate of the Secretary or Assistant Secretary of the Borrower and opinion letter delivered pursuant to clause (i) and (ii) to the LC Issuing Bank and each Lender in the manner prescribed in the last paragraph of Section 5.1(h).

Section 3.5 Reliance on Certificates. The Lenders, the LC Issuing Bank and the Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of such Person identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and its Significant Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where the failure to so qualify would not constitute a Material Adverse Change).

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be a party, and the receipt by the Borrower of the proceeds of Extensions of Credit on the date of any Extension of Credit, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s charter or by-laws, (ii) any law, or (iii) any legal or contractual restriction binding on or affecting the Borrower (including, without limitation, the Minnesota PUC Order); and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

(c) No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document, other than (i) (A) the SEC Order and (B) the Minnesota PUC Order, which releases and orders are final and in full force and effect and not subject to appeal, rehearing, review or reconsideration, (ii) with respect to the Borrower’s obtaining any Extension of Credit after each Federal Trigger Date, a Supplemental Order and (iii) in respect of each State Trigger Date, additional Governmental Approvals required to be obtained for the term of this Agreement to extend past such State Trigger Date.

(d) This Agreement is, and each other Loan Document to which the Borrower will be a party when executed and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the qualifications, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

(e) Since December 31, 2005, there has been no Material Adverse Change.

(f) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2005, and the related audited consolidated statements of income of the Borrower and its Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at June 30, 2006 and the related unaudited consolidated statements of income for the six-month period then ended, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such balance sheets and statements of income for the six-month period ended June 30, 2006, to year-end adjustments) the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance, in all material respects, with GAAP.

(g) Except as disclosed in the Parent’s Report on Form 10-K for the year ended December 31, 2005 and Report on Form 10-Q for the period ended June 30, 2006, there is no pending or threatened action or proceeding affecting the Borrower or any of its Significant Subsidiaries or properties before any court, governmental agency or arbitrator, that might reasonably be expected to constitute a Material Adverse Change, and since December 31, 2005 there have been no material adverse developments in any action or proceeding so disclosed that might reasonably be expected to constitute a Material Adverse Change.

(h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a liability to the Borrower, no “prohibited transaction” has occurred with respect to any Plan of the Borrower that is reasonably expected to result in a liability to the Borrower and neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan, in each case that could reasonably be expected to constitute a Material Adverse Change.

(i) The Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith by appropriate proceedings an assertion of liability based on such returns and has provided adequate reserves for payment thereof in accordance with GAAP.

(j) Neither the Borrower nor any Significant Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. After the making of each Extension of Credit, Margin Stock will constitute less than 25 percent of the assets (as determined by any reasonable method) of the Borrower and its Significant Subsidiaries on a consolidated basis.

(k) The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l) Neither the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Advance hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(m) Neither the making of the Advances hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Borrower and its Significant Subsidiaries are in compliance in all material respects with the PATRIOT Act.

(n) Each of the Borrower and its Significant Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, and is otherwise in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.1 Affirmative Covenants. So long as any amount in respect of this Agreement shall remain unpaid, any Lender shall have any Commitment or any Letter of Credit shall remain outstanding, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except, in the case of taxes, to the extent the Borrower or such Subsidiary is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP, unless the failure to do so would not constitute a Material Adverse Change.

(b) Maintenance of Insurance. Maintain, or cause to be maintained, insurance or other risk management programs covering the Borrower and each of its Subsidiaries and their respective properties in effect at all times in such amounts and covering such risks and using such means as are usual and customary for companies of a similar size (based on the aggregate book value of the Parent’s assets, as determined on a consolidated basis in accordance with GAAP), engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves of one or more insurance funds or other risk management mechanisms, either alone or with other corporations or associations, unless the failure to do so would not constitute a Material Adverse Change.

(c) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence (except in a transaction permitted by Section 5.2(c)), material rights (statutory and otherwise) and franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve and maintain any such right or franchise, and no such Subsidiary shall be required to preserve and maintain its corporate existence, unless the failure to do so would constitute a Material Adverse Change.

(d) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, ERISA, construction and building restrictions, and employee safety and health matters relating to business operations, the non-compliance with which would constitute a Material Adverse Change.

(e) Inspection Rights. At the reasonable expense of the Borrower, at any time and from time to time, upon reasonable notice, permit or arrange for the Agent, the LC Issuing Bank, the Lenders and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.

(f) Keeping of Books. Keep, and cause its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to, and preserve, maintain, develop, and operate in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not constitute a Material Adverse Change.

(h) Reporting Requirements. Furnish to each Lender in the manner prescribed in the last paragraph of this subsection (h):

(i) as soon as possible and in any event within five Business Days after the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of a Senior Financial Officer setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year end audit adjustments) by a Senior Financial Officer as having been prepared in accordance (in all material respects) with GAAP, together with a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; provided that delivery by the Borrower to the Agent of copies of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for any quarter shall satisfy the Borrower’s obligation under this Section 5.1(h)(ii) with respect to such quarter;

(iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, together with a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; provided that delivery by the Borrower to the Agent of copies of the Borrower’s annual Form 10-K filed with the Securities and Exchange Commission for any year shall satisfy the Borrower’s obligation under this Section 5.1(h)(iii) with respect to such year;

(iv) concurrently with the delivery of the financial statements referred to in clauses (ii) and (iii) above, a certificate signed by the principal executive officer and the principal financial officer of the Borrower (i) stating whether a Default or Event of Default has occurred and is continuing on the date of such certificate, and if a Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action that the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.2(f) and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the audited financial statements referred to in Section 4.1 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(v) as soon as possible and in any event (A) within 30 days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and (B) within 10 days after any other ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of a Senior Financial Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(vi) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(vii) promptly after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $5,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;

(viii) promptly after requested, such documents or governmental reports or filings relating to any Plan as the Agent or the LC Issuing Bank or any Lender through the Agent may from time to time reasonably request;

(ix) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 4.1(g) or (B) for which the Agent, the LC Issuing Bank and the Lenders will be entitled to indemnity under Section 8.4(c);

(x) promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which the Borrower sends to its public security holders (if any), and copies of all regular, periodic and special reports, and all registration statements and periodic or special reports, if any, which the Borrower files with the Securities and Exchange Commission or any other governmental authority which may be substituted therefor, or with any national securities exchange; and

(xi) promptly after requested, such other information respecting the business, properties, results of operations, prospects, revenues, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Agent or the LC Issuing Bank or any Lender through the Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(h)(ii) or Section 5.1(h)(iii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Agent and the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each of the Agent and each Lender has access; provided that (i) upon the request of the Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender) and (ii) the Borrower shall notify (which may be by a facsimile or electronic mail) the Agent and each Lender of the posting of any documents. The Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above or to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(i) Use of Proceeds. Use the proceeds of the Advances hereunder solely for the Borrower’s general corporate purposes (including supporting commercial paper issued by the Borrower) and in compliance with the Minnesota PUC Order, and not to (x) finance any Hostile Acquisition or (y) purchase or carry any Margin Stock in violation of Federal Reserve Board Regulations T, U or X.

(j) Further Assurances. At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Majority Lenders through the Agent may reasonably request to enable the Lenders, the LC Issuing Bank and the Agent to enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder or under any other Loan Document. In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Approvals required in connection with the Loan Documents from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect.

(k) OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 5.2 Negative Covenants. So long as any amount in respect of this Agreement shall remain unpaid, any Lender shall have any Commitment or any Letter of Credit shall remain outstanding, the Borrower will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a preferential interest upon or with respect to any of its properties of any character (including, without limitation, accounts) (any of the foregoing being referred to herein as a “Lien”), excluding, however, from the operation of the foregoing restrictions the Liens created under the Loan Documents and the following:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

(ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith, provided that any such contested Lien securing an amount claimed in excess of $5,000,000 shall be fully bonded within 90 days after the imposition of such Lien;

(iii) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, to secure public or statutory obligations of the Borrower or such Subsidiary, or to secure the utility obligations of any such Subsidiary incurred in the ordinary course of business;

(iv) (A) purchase money Liens upon or in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in the ordinary course of business (consistent with present practices, it being understood that for purposes of this clause, the purchase, construction or maintenance of generating facilities by the Borrower or any of its Subsidiaries shall be deemed to be in the ordinary course of business and consistent with present practices) to secure (1) the purchase price of such property or (2) Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or (B) Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved and replacements, modifications and proceeds of such property, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(v) Liens on the capital stock of any of the Borrower’s single-purpose Subsidiaries or any such Subsidiary’s assets to secure the repayment of project financing or Nonrecourse Debt for such Subsidiary;

(vi) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies;

(vii) Liens securing obligations under agreements entered into pursuant to the Iowa Industrial New Jobs Training Act or any similar or successor legislation, provided that such obligations do not exceed $5,000,000 in the aggregate at any one time outstanding;

(viii) Liens incurred in connection with the sales of assets permitted in Section 5.2(d)(ix);

(ix) Liens incurred in connection with the Bonds and Indentures;

(x) Liens incurred by the Borrower or any of its Subsidiaries on assets of the Borrower and its Subsidiaries to secure Nonrecourse Debt or obligations other than for borrowed money, in an aggregate principal amount not to exceed $100,000,000 outstanding at any one time;

(xi) Liens on nuclear fuel granted in connection with any financing arrangement for the purpose of purchasing or leasing such nuclear fuel;

(xii) Liens constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the use by Borrower or any of its Subsidiaries of their respective properties;

(xiii) Liens on assets of any Subsidiary of the Borrower in favor of the Borrower or any wholly-owned Subsidiary of the Borrower;

(xiv) Liens set forth in Schedule III hereto, and any extensions, renewals, refinancing or replacements of any such Liens upon or in the same property theretofore subject thereto; and

(xv) other Liens securing obligations of the Borrower and its Subsidiaries not to exceed more than five percent (5%) of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries at any time.

(b) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with an Affiliate of the Borrower, unless such transaction (i) is on terms no less favorable to the Borrower or such Subsidiary, as the case may be, than if the transaction had been negotiated in good faith on an arm’s length basis with a Person that was not an Affiliate of the Borrower, (ii) is among wholly-owned Subsidiaries of the Borrower or between the Borrower and a wholly-owned Subsidiary or (iii) (A) is permitted by applicable utility or utility holding company regulations or (B) has received all required Government Approvals from each governmental authority exercising jurisdiction over any party thereto, in each case under the foregoing clause (iii) only to the extent such transaction is not materially adverse to the Lenders, the LC Issuing Bank and the Agent.

(c) Mergers, Etc.

(i) merge with or into or consolidate with or into any other Person, except the Borrower may merge with or into or consolidate with or into any of its Subsidiaries, provided that immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default, (B) the Borrower is the surviving corporation and (C) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction; or

(ii) permit any of its Subsidiaries to merge with or into or consolidate with or into any other Person, except that any such Subsidiary may merge with or into any other Person, provided that immediately after giving effect thereto, (A) the surviving corporation is a Subsidiary of the Borrower, (B) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default and (C) the Borrower or any of its Subsidiaries shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction.

(d) Sales, Etc., of Assets. Sell, lease, transfer, assign or otherwise dispose of any of its assets, or permit any of its Subsidiaries to sell, lease, transfer, assign or otherwise dispose of any of its assets, except (i) sales, leases, transfers and assignments from one Subsidiary of the Borrower to another such Subsidiary or to the Borrower, (ii) in any transaction in which the net proceeds from such sale, lease, transfer, assignment or disposition are solely Cash and Cash Equivalents and such proceeds are (A) applied solely as a permanent reduction of the Aggregate Commitment and prepayment of Advances pursuant to Section 2.6 and Section 2.12, or (B) applied solely to pay or prepay Debt (together with a permanent reduction of any commitments relating to such Debt) incurred by the Borrower or any such Subsidiary in connection with the project comprising such assets, (iii) in connection with a sale and leaseback transaction, (iv) sales, leases, transfers and assignments of other assets representing not in excess of 20% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries in the aggregate from the Amendment Effective Date until the Termination Date in any single or series of transactions, whether or not related, (v) sales, leases, transfers and assignments of worn out or obsolete equipment no longer used and useful in the business of the Borrower and its

Subsidiaries, (vi) dispositions of the transmission assets of the Borrower and its Subsidiaries, (vii) dispositions of the Borrower’s Illinois assets, (viii) sales, leases, transfers and assignments of other assets in the ordinary course of business, and (ix) sales of contracts and accounts receivable by the Borrower and its Subsidiaries; provided that in each case under clauses (i) through (ix) above, no Unmatured Default or Event of Default shall have occurred and be continuing after giving effect thereto.

(e) Maintenance of Ownership of Significant Subsidiaries. Sell, assign, transfer, pledge or otherwise dispose of any Equity Interests of any of its Significant Subsidiaries or any warrants, rights or options to acquire such Equity Interests, or permit any of its Significant Subsidiaries to issue, sell or otherwise dispose of any shares of its Equity Interests or any warrants, rights or options to acquire such capital stock, except (and only to the extent) as may be necessary to give effect to a transaction permitted by Section 5.2(c).

(f) Capitalization Ratio. Permit the ratio of Consolidated Debt of the Borrower to Consolidated Capital of the Borrower to exceed .58 to 1.00.

(g) Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist, or permit, directly or indirectly, any of its Significant Subsidiaries to enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Significant Subsidiary to declare or pay dividends or other distributions to the Parent, the Borrower or any other Significant Subsidiary; provided that the foregoing limitations do not apply to (i) financial covenants that require the maintenance of a minimum net worth or compliance with financial tests as conditions to the ability to pay dividends or make other distributions with respect to capital stock or otherwise; (ii) restrictions that arise only if dividends on preferred stock have not been paid; and (iii) limitations or restrictions imposed by law or in regulatory proceedings.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing after the applicable grace period and notice requirement (if any):

(a) The Borrower shall fail to pay any principal of any Borrowing or any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable; or

(b) The Borrower shall fail to pay any interest on any Borrowing or any other amount due under this Agreement for two days after the same becomes due; or

(c) Any representation or warranty made by or on behalf of the Borrower in any Loan Document or in any certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(d) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 5.1(c), Section 5.1(h)(i) or Section 5.2 (other than Section 5.2(b) thereof); or

(e) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in this Agreement or in any other Loan Document, and any such failure shall remain unremedied, after the earlier of (i) actual knowledge by the Borrower thereof, and (ii) written notice thereof shall have been given to the Borrower by the Agent, for a period of 30 days; or

(f) The Borrower or any of its Significant Subsidiaries shall fail to make any payment in respect of any of its Debt other than Nonrecourse Debt, including any interest or premium thereon (but excluding Debt hereunder) aggregating $50,000,000 or more when due under documents related to such Debt (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof as a result of a default or other similar adverse event; or

(g) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or any of its Significant Subsidiaries, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower or such Significant Subsidiary or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Significant Subsidiary or any of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate or other action to authorize any of the actions set forth above in this Section 6.1(g); or

(h) Any judgment or order for the payment of money equal to or in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or their respective properties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Borrower or such Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or

(i) Any material provision of any Loan Document to which the Borrower is a party shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so assert in writing; or

(j) Any Governmental Approval required in connection with the execution, delivery and performance of the Loan Documents shall expire or be rescinded, revoked, otherwise terminated, or amended or modified in any manner that is materially adverse to the interests of the Lenders, the LC Issuing Bank and the Agent; or

(k) Any ERISA Event shall have occurred with respect to a Plan that could reasonably be expected to result in a material liability to the Borrower, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, the LC Issuing Bank or any Lender, such ERISA Event shall still exist; or

(l) The Parent shall cease to own 100% of the common equity interests of the Borrower or shall cease to have the power (whether or not exercised) to elect a majority of the Borrower’s directors:

then, and in any such event, the Agent shall at the request, or may with the consent, of the holders of greater than 50% of the principal amount of the Outstanding Credits then outstanding or, if no Outstanding Credits are then outstanding, Lenders having greater than 50% of the Commitments, by notice to the Borrower, (i) declare the obligation of each Lender to make Advances and the obligation of the LC Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Advances (if any), all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower (iii) direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Agent, to deposit) with the Agent from time to time such additional amount of cash as is equal to the LC Outstandings, such amount to be held by the Agent in the Cash Collateral Account as security for the LC Outstandings as described in Section 6.2 and (iv) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law; provided, however, that in the event of the occurrence of a Bankruptcy Event, (A) the obligation of the LC Issuing Bank to issue Letters of Credit, and the Aggregate Commitment and the obligation of each Lender to make Advances shall automatically be terminated, (B) the Advances, all such interest and all other amounts payable under this Agreement and the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (C) the obligation of the Borrower to cash collateralize the LC Outstandings as aforesaid shall automatically become effective, in each case without further action by the Agent, LC Issuing Bank or any Lender.

Section 6.2 Cash Collateral Account. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Agent pursuant to this Article VI shall affect (i) the obligation of the LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that if an Event of Default has occurred and is continuing, the Agent shall at the request, or may with the consent, of the Majority Lenders (except upon the occurrence of a Bankruptcy Event), upon notice to the Borrower, require the Borrower to deposit with the Agent an amount in the Cash Collateral Account equal to the LC Outstandings on such date (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Agent in the Cash Collateral Account as security as described in Section 2.4(i). Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Agent will repay and reassign to the Borrower any cash then in the Cash Collateral Account and the Lien of the Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII

THE AGENT

Section 7.1 Authorization and Action. Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the LC Issuing Bank and the Swingline Lender) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Borrowings), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes (if any); provided, however, that the Agent shall not be required to take any action which, in its opinion or the opinion of its counsel, may expose the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The Agent shall be deemed to have exercised reasonable care in the administration and enforcement of this Agreement and the other Loan Documents if it undertakes such administration and enforcement in a manner substantially equal to that which Wachovia accords credit facilities similar to the credit facility hereunder for which it is the sole lender. The provisions of this Article are solely for the benefit of the Agent and the Lenders except as otherwise expressly provided herein, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 7.2 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.3 Wachovia and Affiliates. With respect to its Commitment and the Advances made by it, Wachovia shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or the LC Issuing Bank; and the term “Bank” or “Banks” and “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its Affiliates may accept deposits from, lend money to, act as the financial advisor or the trustee under indentures of, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Subsidiary or other Affiliate thereof, all as if Wachovia were not the Agent and without any duty to account therefor to the Lenders.

Section 7.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.1(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.5 Indemnification. The Lenders agree to indemnify the Agent and any Related Party of the Agent participating in the transaction (to the extent not reimbursed by the Borrower), ratably according to (i) on or before the Maturity Date, the respective Percentages of the Lenders, or (ii) after the Maturity Date, the respective outstanding principal amounts of the Advances, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out of pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 7.6 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Agent pursuant to this Section 7.6. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company (and reasonably acceptable to the Borrower so long as no Event of Default exists) organized under the laws of the United States or of any State thereof. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States of any State thereof reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.7 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent; provided, however, that the Agent shall remain responsible for the performance of its duties under this Agreement and the Loan Documents to the extent required under this Article. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Section 7.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agent, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 7.9 LC Issuing Bank and Swingline Lender. The provisions of this Article (other than Section 7.3) shall apply to the LC Issuing Bank and Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Agent.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of any amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Section 3.1, Section 3.2, Section 3.3 or Section 3.4; (b) increase or extend the Commitments of the Lenders (other than pursuant to Section 2.19) or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Agent, the Joint Lead Arrangers or the LC Issuing Bank for their own account, or to any Lender pursuant to Section 2.13 or Section 2.17), (d) postpone any date fixed for any payment of principal of, or interest on, the Advances (excluding the conversion of Revolving Advances into Term Loans under Section 2.1(c)), any reimbursement obligation in respect of Letters of Credit or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend this Section 8.1, (g) release any collateral for the obligations of the Borrower hereunder or (h) change or waive any provision of Section 2.18 or any other provision of this Agreement or any other Loan Document requiring pro rata treatment of the Lenders; and provided, further, that (i) no amendment, waiver or consent shall affect the rights or duties of the Agent, the Swingline Lender or the LC Issuing Bank under this Agreement or any Note, unless such amendment, waiver or consent is in writing and signed by the Agent, the Swingline Lender and the LC Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, (ii) that no amendment, waiver or consent shall change or waive any provision of Section 2.13 or Section 2.17, unless such amendment, waiver or consent is in writing and signed by each Lender directly affected thereby, in addition to the Lenders required above to take such action and (iii) that this Agreement may be amended and restated without the consent of any Lender, the Swingline Lender, the LC Issuing Bank or the Agent if, upon giving effect to such amendment and restatement, such Lender, the LC Issuing Bank or the Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder or under any Letter of Credit and shall have been paid in full all amounts payable hereunder to such Lender, the Swingline Lender, the LC Issuing Bank or the Agent, as the case may be.

Section 8.2 Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 4902 North Biltmore Lane, Madison, Wisconsin 53718-2132 Attn: Treasurer, or P.O. Box 77007, Madison, Wisconsin 53707-1007 Attn: Treasurer; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; if to the LC Issuing Bank, at its address at One Wachovia Center, Wachovia Bank, National Association, 301 S. College Street, NC-0760, Charlotte, North Carolina 28288-0760, Attention: Shawn Young; if to the Swingline Lender, at its address at One Wachovia Center, Wachovia Bank, National Association, 301 S. College Street, NC-0760, Charlotte, North Carolina 28288-0760, Attention: Shawn Young; and if to the Agent, at its address at One Wachovia Center, Wachovia Bank, National Association, 301 S. College Street, NC-0760, Charlotte, North Carolina 28288-0760, Attention: Shawn Young; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Articles II or VII shall not be effective until received by the Agent.

Section 8.3 No Waiver; Remedies. No failure on the part of any Lender, the Swingline Lender, the LC Issuing Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Costs, Expenses, Taxes and Indemnification.

(a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation (including, without limitation, printing costs), negotiation, execution, delivery, modification and amendment of this Agreement and the other Loan Documents, and the other documents and instruments to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out of pocket expenses of counsel for the Agent with respect thereto and with respect to the administration of, and advising the Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Agent, the LC Issuing Bank and each Lender), in connection with the enforcement and workout (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents and the other documents and instruments to be delivered hereunder and thereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.4(a). In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Loan Documents, and the other documents and instruments to be delivered hereunder and thereunder, and agrees to save the Agent, the LC Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of a payment or Conversion pursuant to Section 2.10(f), Section 2.11, Section 2.12 or Section 2.14 or acceleration of the maturity of the Advances pursuant to Section 6.1 or for any other reason, the Borrower shall, upon demand by any Lender or the LC Issuing Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or the LC Issuing Bank, as the case may be, any amounts required to compensate such Lender or the LC Issuing Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) The Borrower hereby agrees to indemnify and hold each Lender, the Agent, the Swingline Lender, the LC Issuing Bank and their respective officers, directors, employees, professional advisors and affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) which any of them may incur or which may be claimed against any of them by any Person including the Borrower (except for such claims, damages, losses, liabilities, costs and expenses resulting from such Indemnified Person’s gross negligence or willful misconduct):

(i) by reason of or resulting from the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit;

(ii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents;

(iii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place; or

(iv) in connection with or resulting from the use by unintended recipients of any information or other materials distributed by it through the internet, SyndTrak or other similar transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

In case any action or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify the Borrower of the commencement of any action or proceeding; provided, however, that the failure so to notify the Borrower will not relieve the Borrower from any liability that the Borrower may have to such Indemnified Person pursuant hereto or from any liability that it may have to such

Indemnified Person other than pursuant hereto. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such action or proceeding, and, upon such election, the Borrower will not, as long as it diligently conducts such defense, be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner (it being agreed that Foley & Lardner LLP shall be deemed to be reasonably satisfactory counsel for such purpose), (ii) the Indemnified Person determines in good faith that joint representation would be inappropriate or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from, or in addition to those available to the Borrower. If the Borrower assumes the defense of any such action or proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made with respect thereto are subject to indemnification hereunder; (b) no compromise or settlement of such claims may be effected by the Borrower without the Indemnified Person’s consent and (c) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that any action or proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, such Indemnified Person may, by notice to the Borrower, assume the exclusive right to defend, compromise, or settle such action or proceeding, but the Borrower will not be bound (but will retain its indemnification obligations hereunder) by any determination of an action or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). In connection with any one action or proceeding, the Borrower will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnified Persons.

(d) The Borrower’s obligations under this Section 8.4 shall survive the repayment of all amounts owing to the Lenders hereunder and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.4 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

Section 8.5 Right of Set-off.

(a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent by the Majority Lenders specified by Section 6.1 to authorize the Agent to declare all amounts owing hereunder due and payable pursuant to the provisions of Section 6.1, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand under such Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b) The Borrower agrees that it shall have no right of set-off, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Agent, the LC Issuing Bank or any Lender for the Agent’s, the LC Issuing Bank’s or such Lender’s, as the case may be, gross negligence or willful misconduct; provided that no Lender shall be liable for the conduct of the Agent, the LC Issuing Bank or any other Lender; provided, further, that the Agent shall not be liable for the conduct of any Lender or the LC Issuing Bank, and the LC Issuing Bank shall not be liable for the conduct of any Lender or the Agent; provided, however that none of the Agent, any Lender or the LC Issuing Bank shall be liable to the Borrower for any amounts representing indirect, special, consequential or punitive damages suffered by the Borrower.

Section 8.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified in writing by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the LC Issuing Bank and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.7 Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and Swingline Advances, and the Note or Notes (if any) held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under the Loan Documents, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the amount of such Lender’s then remaining Commitment and $5,000,000 or any whole multiple of $1,000,000 in excess thereof (except in the case of assignments between Lenders at the time already parties hereto and between a Lender and an Affiliate of such Lender), (iii) the Agent, the LC Issuing Bank and, so long as no Event of Default shall have occurred and be continuing, the Borrower, shall have consented to such assignment (in each case, which may not be unreasonably withheld or delayed), and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500. Promptly following its receipt of such Lender Assignment, Note or Notes (if any) and fee, the Agent shall accept and record such Lender Assignment in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.13(a), Section 2.13(b), Section 2.17, and Section 8.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time, with notice to the Borrower, the Agent and the LC Issuing Bank, assign all or any portion of the Advances owing to it to any other Lender or any Affiliate of a Lender. No such assignment, other than to an Eligible Assignee, a Lender or an Affiliate of a Lender, shall release the assigning Lender from its obligations hereunder.

(b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 4.1(f)) hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 8.2 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes (if any) subject to such assignment, the Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit 8.7 hereto, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e) Each Lender may sell participations to one or more banks, financial institutions or other entities in all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit or Swingline Advances, and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note (if any) for all purposes of this Agreement, and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of Section 8.8, to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(g) If any Lender (or any bank, financial institution, or other entity to which such Lender has sold a participation) shall (i) make any demand for payment under Section 2.9, Section 2.13 or Section 2.17 or (ii) give notice to the Agent pursuant to Section 2.14, then within 30 days after any such demand or occurrence (if, but only if, in the case of any demanded payment described in clause (i), such demanded payment has been made by the Borrower), the Borrower may, with the approval of the Agent and the LC Issuing Bank (which approval shall not be unreasonably withheld), and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, demand that such Lender assign in accordance with this Section 8.7 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender’s Commitment, its participations in Letters of Credit and Swingline Advances and the Advances owing to it within the period ending on the later to occur of (x) the last day in the 30-day period described above and (y) the last day of the longest of the then-current Interest Periods for such Advances. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender’s Commitment or Advances, then such demand by the Borrower shall become ineffective; it being understood for purposes of this Section 8.7(g) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above and payable by the Borrower as a condition to the Borrower’s right to demand such assignment), or otherwise.

(h) Anything in this Section 8.7 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Agent, the LC Issuing Bank and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.13 or Section 8.4 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the LC Issuing Bank, the Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the LC Issuing Bank, the Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.7(i) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

Section 8.8 Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Agent, the LC Issuing Bank and the Lenders (each, a “Recipient”) written information which is identified to the Recipient in writing, when delivered, as confidential (such information, other than any such information which (i) as publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as “Confidential Information”). The Recipient will maintain the confidentiality of any Confidential Information in accordance with such procedures as the Recipient applies generally to information of that nature. It is understood, however, that the foregoing will not restrict the Recipient’s ability to freely exchange such Confidential Information with its Affiliates or with current or prospective participants in or assignees of, or any current or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to, the Recipient’s position herein, but the Recipient’s ability to so exchange Confidential Information shall be conditioned upon any such Affiliate’s or prospective participant’s or assignee’s or counterparty’s entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient’s records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or in connection with any pending or threatened litigation, (iii) otherwise as required by law, or (iv) in order to protect its interests or its rights or remedies hereunder or under the other Loan Documents; in the event of any required disclosure under clause (ii) or (iii) above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent legally permitted to do so.

Section 8.9 WAIVER OF JURY TRIAL. THE AGENT, THE LC ISSUING BANK, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE LC ISSUING BANK, SUCH LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, THE LC ISSUING BANK AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 8.10 Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York; provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York. The Borrower, each Lender, the LC Issuing Bank and the Agent (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail, provided that a copy shall be promptly sent by overnight courier to Foley & Lardner LLP, U.S. Bank Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367, Attention: Emory Ireland, Esq. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 8.11 Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties thereto.

Section 8.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.13 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 8.14 Disclosure of Information. The Borrower agrees and consents to the Agent’s and the Joint Arrangers’ disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

Section 8.15 USA Patriot Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 8.16 Entire Agreement. This Agreement, together with any Note, the Fee Letters and any other agreements, instruments and other documents required to be executed and delivered in connection herewith, represents the entire agreement of the parties hereto and supersedes all prior agreements and understandings of the parties with respect to the subject matter covered hereby.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INTERSTATE POWER AND LIGHT COMPANY

By:	/s/ Thomas L. Hanson
Name:	Thomas L. Hanson
Title:	Vice President And Treasurer

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, LC Issuing Bank and as Lender

By:	/s/ Shawn Young
Name:	Shawn Young
Title:	Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Gary Wenslow
Name:	Gary Wenslow
Title:	Associate Director

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, as a Lender

By:	/s/ Tsuguyuki Umene
Name:	Tsuguyuki Umene
Title:	Deputy General Manager

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Gabriel J. Simon
Name:	Gabriel J. Simon
Title:	Assistant Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ABN AMRO, N.V., as a Lender

By:	/s/ James L. Moyes
Name:	James L. Moyes
Title:	Managing Director

By:	/s/ Todd D. Vaubel
Name:	Todd D. Vaubel
Title:	Assistant Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, NATIONAL ASSOCIATION, as a Lender

By:	/s/
Name:
Title:	Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark H. Halldorson
Name:	Mark H. Halldorson
Title:	Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF NEW YORK, as a Lender

By:	/s/
Name:
Title:	VP

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/
Name:
Title:

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul J. Pace
Name:	Paul J. Pace
Title:	Assistant Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Makoto Murata
Name:	Makoto Murata
Title:	Deputy General Manager

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

LEHMAN BROTHERS BANK, FSB, as a Lender

By:	/s/ Gary Taylor
Name:	Gary Taylor
Title:	Senior Vice President

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By:	/s/ Damodar Menon
Name:	Damodar Menon
Title:	Director

SIGNATURE PAGE TO INTERSTATE POWER AND LIGHT COMPANY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT 1.1(a)

FORM OF REVOLVING NOTE

$	, 2006

FOR VALUE RECEIVED, INTERSTATE POWER AND LIGHT COMPANY, an Iowa corporation (the “Borrower”), hereby promises to pay to the order of

                                          (the “Lender”), at the offices of Wachovia Bank, National Association (the “Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lender and certain other lenders parties thereto, and Wachovia Bank, National Association, as Agent for the Lender and such other lenders, Swingline Lender and as LC Issuing Bank, the principal sum of

                                          DOLLARS ($            ), or such lesser amount as may constitute the unpaid principal amount of the Revolving Advances made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Advances made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction and venue of any New York State Court or Federal court sitting in New York City, although the Lender shall not be limited to bringing an action in such courts.

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

EXHIBIT 1.1(b)

FORM OF SWINGLINE NOTE

$50,000,000	, 2006

FOR VALUE RECEIVED, INTERSTATE POWER AND LIGHT COMPANY, an Iowa corporation (the “Borrower”), hereby promises to pay to the order of

WACHOVIA BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wachovia Bank, National Association (the “Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lender and certain other lenders parties thereto, and Wachovia Bank, National Association, as Agent for the Lender and such other lenders, Swingline Lender and as LC Issuing Bank, the principal sum of

FIFTY MILLION DOLLARS ($50,000,000), or such lesser amount as may constitute the unpaid principal amount of the Swingline Advances made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Swingline Note is issued to evidence the Swingline Advances made by the Swingline Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction and venue of any New York State Court or Federal court sitting in New York City, although the Lender shall not be limited to bringing an action in such courts.

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

EXHIBIT 1.1(c)

FORM OF TERM NOTE

$	, 2006

FOR VALUE RECEIVED, INTERSTATE POWER AND LIGHT COMPANY, an Iowa corporation (the “Borrower”), hereby promises to pay to the order of

                                          (the “Lender”), at the offices of Wachovia Bank, National Association (the “Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lender and certain other lenders parties thereto, and Wachovia Bank, National Association, as Agent for the Lender and such other lenders, Swingline Lender and as LC Issuing Bank, the principal sum of

                                          DOLLARS ($            ), under the terms and conditions of this promissory note (this “Term Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Term Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Term Note is one of a series of Term Notes referred to in the Credit Agreement and is issued to evidence the Term Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Term Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Term Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Term Note.

In the event of an acceleration of the maturity of this Term Note, this Term Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Term Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction and venue of any New York State Court or Federal court sitting in New York City, although the Lender shall not be limited to bringing an action in such courts.

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

EXHIBIT 2.2(b)

FORM OF NOTICE OF BORROWING

[Date]

Wachovia Bank, National Association, as Agent

Charlotte Plaza Building, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Interstate Power and Light Company, refers to the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and Wachovia Bank, National Association, as Agent, Swingline Lender and LC Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby requests a Borrowing of Revolving Advances under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(A) The Business Day of the Proposed Borrowing is                             .

(B) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(C) The aggregate amount of the Proposed Borrowing is $            .

(D) [The Interest Period for each Revolving Advance made as part of the Proposed Borrowing is              month[s].]1

[1]	Delete for Base Rate Advances

The undersigned hereby acknowledges that the delivery of this Notice of Borrowing shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Borrowing, the statements contained in Section 3.2(a) of the Credit Agreement are true.

Very truly yours,

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

EXHIBIT 2.2(c)

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

Wachovia Bank, National Association, as Agent

Charlotte Plaza Building, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Wachovia Bank, National Association, as

  Swingline Lender

Charlotte Plaza Building, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention:

Ladies and Gentlemen:

The undersigned, Interstate Power and Light Company, refers to the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and Wachovia Bank, National Association, as Agent, Swingline Lender and LC Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.2(c) of the Credit Agreement that the undersigned hereby requests a Borrowing of a Swingline Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(c) of the Credit Agreement:

(A) The Business Day of the Proposed Borrowing is                     .1

(B) The aggregate amount of the Proposed Borrowing is $            .2

[1]	Notice must be received by 2:00 p.m., Charlotte time, on the date of Borrowing.
[2]	Amount of Proposed Borrowing must comply with Section 2.2(c) of the Credit Agreement.

The undersigned hereby acknowledges that the delivery of this Notice of Swingline Borrowing shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Borrowing, the statements contained in Section 3.2(a) of the Credit Agreement are true.

Very truly yours,

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

EXHIBIT 2.4

FORM OF REQUEST FOR ISSUANCE

[Date]

Wachovia Bank, National Association, as Agent

Charlotte Plaza Building, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Interstate Power and Light Company (the “Borrower”), refers to the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified, or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and the Agent, and hereby gives you notice, pursuant to Section 2.4 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:

(i) the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is                     ;

(ii) the expiration date of the Requested Letter of Credit requested hereby is                     ;1

(iii) the proposed stated amount of the Requested Letter of Credit is                     ;

(iv) The beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary]; and

(v) the conditions under which a drawing may be made under the Requested Letter of Credit are as follows:

Attached hereto as Exhibit A is a consent to this requested [amendment] [modification] executed by the beneficiary of the Letter of Credit.2

[1]	Date may not be later than five (5) Business Days prior to the Termination Date or, in any event, more than one (1) year after the date of issuance.
[2]	Include this paragraph only if request is for modification or amendment of the Letter of Credit.

Upon the issuance of the Letter of Credit by the LC Issuing Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Article III of the Credit Agreement have been satisfied.

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

EXHIBIT A

Consented to as of the date

first above written:3

[NAME OF LETTER OF CREDIT BENEFICIARY]

By
Name:
Title:

[3]	Necessary only for modification or amendment.

EXHIBIT 2.11

FORM OF NOTICE OF CONVERSION

[Date]

Wachovia Bank, National Association, as Agent

Charlotte Plaza Building, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Interstate Power and Light Company, refers to the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and Wachovia Bank, National Association, as Agent, Swingline Lender and LC Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.11 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.11 of the Credit Agreement:

(A) The Business Day of the Proposed Conversion is                     ,         .

(B) The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

(C) The aggregate amount of the Proposed Conversion is $                    .

(D) The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

(E) The Interest Period for each Advance made as part of the Proposed Conversion is              month(s).1

The undersigned hereby represents and warrants that the Borrower’s request for the Proposed Conversion is made in compliance with Section 2.10 of the Credit Agreement.

Very truly yours,

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

[1]	Delete for Base Rate Advances.

EXHIBIT 3.1(a)(viii)(A)

FORM OF OPINION OF

FOLEY & LARDNER LLP

[Date of Amendment Effective Date]

To each of the Banks parties to the

    Credit Agreement referred to below,

    and to Wachovia Bank, National Association,

    as Administrative Agent, Swingline Lender and LC Issuing Bank

Re:	Interstate Power and Light Company

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(a)(viii)(A) of the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (the “Credit Agreement”), among Interstate Power and Light Company (the “Borrower”), the Banks parties thereto and Wachovia Bank, National Association, as Administrative Agent, Swingline Lender and LC Issuing Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

We have acted as counsel for the Borrower in connection with the preparation, execution and delivery of, and the closing on this date (the “Closing”) under, the Credit Agreement and the other Loan Documents.

In that capacity we have examined:

(i) the Credit Agreement;

(ii) the Notes delivered in connection with the Closing, if any (the “Notes”);

(iii) the Fee Letters;

(iv) the Articles of Incorporation of the Borrower and all amendments thereto (the “Borrower Charter”); and

(v) the by-laws of the Borrower and all amendments thereto (the “Borrower By-laws”).

In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers, including the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”), or of public officials.

We have assumed (i) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by all parties to the Credit Agreement (other than the Borrower), (ii) the authenticity of all such documents submitted to us as originals, (iii) the genuineness of all signatures (other than those of the Borrower), (iv) the conformity to the originals of all such documents submitted to us as copies and (v) the enforceability of all documents against parties thereto other than the Borrower.

Our opinions expressed herein are limited to the laws of the State of New York, the Federal laws of the United States of America and, with respect to opinion paragraph 3 below only, the laws of the State of Illinois and the State of Iowa, in each case as in effect on the date hereof as they presently apply, and we express no opinion as to the laws of any other jurisdiction. To the extent that any of the opinions expressed below (other than opinion paragraph 3) involve conclusions as to matters governed by the laws of the State of Iowa, we have relied on the opinions of                     , the                     of the Borrower, delivered to you pursuant to Section 3.1(a)(viii)(B) of the Credit Agreement. We have also relied on the opinion of Lindquist & Vennum P.L.L.P., delivered to you on the date hereof with respect to the matters addressed therein. We believe that you and we are justified in relying on such opinions for such purposes. We authorize Robinson, Bradshaw & Hinson, P.A., special counsel to the Agent, to rely on this opinion.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Based solely upon a certificate issued by the Iowa Secretary of State, the Borrower is in existence as a corporation under the laws of the State of Iowa, all fees required by the Iowa Business Corporation Act have been paid by the Borrower, the most recent biennial corporate report has been filed and articles of dissolution have not been filed as of the date of such certificate.

2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Fee Letters are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws, or (b) any law, rule or regulation, or (c) any order or judgment of which we have knowledge after due inquiry, applicable to the Borrower. The Credit Agreement, the Notes and the Fee Letters have been duly executed and delivered on behalf of the Borrower.

3. No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document, or the enforcement thereof by the Agent and the Lenders, other than Securities and Exchange Commission Release No. 35-27930; 70-10249, dated December 28, 2004 (the “SEC Order”), and the order of the Minnesota Public Utilities Commission (Docket No. E,G-001/S-06-208), dated April 27, 2006 (together with the SEC Order, the “Orders”), which Orders are final and in full force and effect; provided that we assume for purposes of this opinion paragraph and opinion paragraphs 2 and 4 (x) that the

Borrower will obtain and at all times maintain in effect prior to the Termination Date such other Governmental Approvals as may be necessary from time to time, including, without limitation, approvals of the Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Illinois Commerce Commission and Minnesota Public Utilities Commission, (y) that prior to the Borrower obtaining any Extension of Credit after a Federal Trigger Date the Borrower will have obtained one or more appropriate Supplemental Orders, and (z) that the Borrower will not request any Extension of Credit that would cause a violation of the limitations expressed in the Orders or any Supplemental Orders.

4. The Credit Agreement, the Notes and the Fee Letters are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5. The Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented the Borrower or any Subsidiary in connection with the transactions contemplated by the Credit Agreement.

Our opinion set forth in paragraph 4 above is limited by:

(a)	Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ rights and remedies generally;

(b)	General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies;

(c)	The possibility that certain rights, remedies, waivers, and other provisions of the Loan Documents may not be enforceable; nevertheless, such unenforceability will not render any of the Loan Documents invalid as a whole or preclude (i) judicial enforcement of the obligation of Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Credit Agreement and/or the Notes; or (ii) acceleration of the obligation of Borrower to repay such principal, together with such interest, upon a material default in a material provision of the Loan Documents; and

(d)	The requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Loan Documents.

We call to your attention that additional Governmental Approvals will be required in connection with any Advances maturing after March 31, 2007 or made after a Federal Trigger Date.

With respect to our Illinois law opinion in paragraph 3 above, (i) we have assumed that no Bank has an “affiliated interest” with the Borrower, as defined by 220 ILCS §5/7-101(2), and (2) we express no opinion as to whether the Borrower is required to have a certificate of public convenience and necessity issued by the Illinois Commerce Commission.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of the Agent and the Lenders in connection with the Credit Agreement, and is being rendered solely for the benefit of the addressees hereof, their participants, assignees and transferees. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Agent and/or the Lenders under the Credit Agreement or to a banking examiner or regulator in connection with an examination of the Agent and/or the Lenders by such governmental authority, without our prior written consent.

Very truly yours,

EXHIBIT 3.1(a)(viii)(B)

FORM OF OPINION OF GENERAL COUNSEL OF THE

BORROWER

[Date of Amendment Effective Date]

To each of the Banks parties to the

  Credit Agreement referred to below, and to

  Wachovia Bank, National Association, as Agent

Re:	Interstate Power and Light Company

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(a)(viii)(B) of the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (the “Credit Agreement”), among Interstate Power and Light Company (the “Borrower”), the Banks parties thereto and Wachovia Bank, National Association, as Agent, Swingline Lender and as LC Issuing Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

I am the Executive Vice President and General Counsel of the Borrower and have acted as such in connection with the preparation, execution and delivery of, and the closing on this date of, the Credit Agreement and the other Loan Documents.

In that capacity I have examined, or have arranged for the examination by an attorney or attorneys under my general supervision of:

(i) the Credit Agreement;

(ii) the Notes delivered in connection with the closing of the Credit Agreement;

(iii) the Fee Letters;

(iv) the Articles of Incorporation of the Borrower and all amendments thereto (the “Borrower Charter”); and

(v) the by-laws of the Borrower and all amendments thereto (the “Borrower By-laws”).

In addition, I, or an attorney or attorneys under my general supervision, have examined the originals, or copies certified to my or their satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I or such attorneys have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I or such attorneys have, when relevant facts were not independently established by me or by them, relied upon certificates of the Borrower or its officers or of public officials.

I have assumed (i) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by all parties to such document (other than the Borrower), (ii) the authenticity of all such documents submitted to me as originals, (iii) the genuineness of all signatures (other than those of the Borrower) and (iv) the conformity to the originals of all such documents submitted to me as copies.

I, or an attorney or attorneys under my general supervision, have made such examination of law as in my or their judgment is necessary or appropriate for purposes of this opinion. I and such attorneys do not, however, purport to be qualified to pass upon, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Wisconsin.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse affect on the business, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the Fee Letters are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws; (b) any law, rule, regulation, order or judgment applicable to the Borrower; (c) any contractual restriction arising under any agreement or instrument evidencing indebtedness described in Schedule III of the Credit Agreement; or (d) to my knowledge, any other legal or contractual restriction binding on, or affecting the Borrower or its properties; and such execution, delivery and performance do not result in or require the creation or imposition of any Lien upon or with respect to any of its properties under any agreement or instrument evidencing indebtedness described in Schedule III of the Credit Agreement or, to my knowledge, under any other agreement or instrument. The Credit Agreement, the Notes and the Fee Letters have been duly executed and delivered on behalf of the Borrower.

3. No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document, other than                     , which release[s] are final and in full force and effect and not subject to appeal, rehearing, review or reconsideration.

4. There is no pending or, to my knowledge, threatened action or proceeding affecting the Borrower or its properties before any court, governmental agency or arbitrator, that could reasonably be expected, if adversely determined, to materially and adversely affect the business, financial condition, operations, results of operations or prospects of the Borrower, or affect the legality, validity or enforceability of the Credit Agreement or any other Loan Document.

I authorize Foley & Lardner LLP, special counsel to the Borrower, to rely on this opinion respecting matters covered by or relating to the laws of the State of Wisconsin.

Very truly yours,

EXHIBIT 8.7

FORM OF LENDER ASSIGNMENT

Dated                     ,

Reference is made to the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Interstate Power and Light Company, an Iowa corporation (the “Borrower”), the Lenders named therein and Wachovia Bank, National Association, as Agent, Swingline Lender and LC Issuing Bank. Pursuant to the Credit Agreement, (the “Assignor”) has committed to make Advances (the “Advances”) to the Borrower, which Advances are evidenced by one or more Notes (the “Notes”) issued by the Borrower to the Assignor.

The Assignor and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement (the “Assigned Interest”), including, without limitation, such interest in the Assignor’s Commitment, the Advances owing to the Assignor, the Assignor’s participations in Letters of Credit and any Swingline Advances, and the Note or Notes (if any) held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment, the amount of the Advances owing to the Assignee, and the Assignee’s participations in Letters of Credit and any Swingline Advances will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified on Schedule 1 hereto (the “Effective Date”).

2. On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, $            , and the sale and assignment contemplated hereby shall thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement and the Note or Notes (if any) to the extent of the Assigned Interest, including without limitation (1) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise, (2) the right to vote and to instruct the Agent under the Credit Agreement according to its Percentage based on the Assigned Interest, (3) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement and (4) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, the Agent or otherwise) in the same funds in which such amount is received by the Assignor.

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) referred to in paragraph 1 above and requests that the Agent exchange such Notes (if any) for new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto. Except as specified in this Section 3, the assignment of the Assigned Interest shall be without recourse to the Assignor.

4. The Assignee (i) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Eurodollar Lending Office the office set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty]. 1

5. Following the execution of this Lender Assignment by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Lender Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Lender Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

[1]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Lender Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8. This Lender Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

SCHEDULE 1

to

LENDER ASSIGNMENT

Dated                     ,

Section 1.

Percentage Interest:		%

Section 2.

Assignee’s Commitment:	$

Aggregate Outstanding Principal Amount of Revolving Advances owing to the Assignee:	$

Aggregate Amount of Participations in Letters of Credit assigned to Assignee:	$

Aggregate Amount of Participations in Swingline Advances assigned to Assignee:	$

A Note payable to the order of the Assignee
Dated: ,

Principal amount:

A Note payable to the order of the Assignor
Dated: ,

Principal amount:

Section 3.

Effective Date:                 ,

[NAME OF ASSIGNOR]

By
Title:

[NAME OF ASSIGNEE]

By
Title:

Domestic Lending Office (and address for notices):
[Address]

Eurodollar Lending Office:
[Address]

Accepted this      day of             ,

Wachovia Bank, National Association, as Agent

By
Name:
Title:

INTERSTATE POWER AND LIGHT COMPANY

By
Name:
Title:

SCHEDULE I

INTERSTATE POWER AND LIGHT COMPANY

Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006, among

Interstate Power and Light Company, as Borrower, the Banks named therein and Wachovia,

National Association, as Agent, Swingline Lender and LC Issuing Bank

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
Wachovia Bank, National Association	$31,269,230.76	201 S. College St. CP-8 NC-0680 Attention: Brad Riggenbach Tel: 704-715-8946 Fax: 704-383-0288 Email: bradley.riggenbach@wachovia.com	Same as Domestic Lending Office

Barclays Bank PLC	$31,269,230.76	222 Broadway New York, NY 10038 Attention: Kattia Zevallos Tel: 973-576-3919 Fax: 973-576-3694 Email: kattia.zevallos@barcap.com	Same as Domestic Lending Office

The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch	$24,230,769.23	Harborside Financial Center 500 Plaza 3 Jersey City, NJ 07311 Attention: Jimmy Yu Tel: 201-413-8566 Fax: 201-521-2335 Email: jyu@btmna.com	Same as Domestic Lending Office

JPMorgan Chase Bank, N.A.	$23,076,923.08	Nancy Barwig 227 W. Monroe Street, Floor 28 Mail Code IL-0530 Chicago, IL 60606 Attn: Nancy Barwig Tel: 312- 541-3349 Fax: 312-541-3376 Email: nancy.r.barwig@jpmchase.com	Same as Domestic Lending Office

ABN AMRO Bank N.V.	$23,076,923.08	540 West Madison Street Suite 2100 Chicago, IL 60661 Attention: Loan Administration Tel: 312-992-5150 Fax: 312-992-5155 Email: cpu.team.b@abnamro.com	Same as Domestic Lending Office

Bank of America, N.A.	$23,076,923.08	901 Main St. TX1-492-14-05 Dallas, TX 75202 Attention: Jackie Archuleta Tel: 214-209-4111 Fax: 214-290-9422 Email: jacqueline.archuleta@bankofamerica.com	Same as Domestic Lending Office

Wells Fargo Bank, N.A.	$23,076,923.08	201 Third St. MAC 0187-081 San Francisco, CA 94103 Attention: Neva Moritani Tel: 415-477-5374 Fax: 415-979-0675 Email:	Same as Domestic Lending Office

Sch. I-1

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
The Bank of New York	$17,076,923.08	One Wall Street (19th Floor) New York, NY 10286 Attention: Lisa Williams Tel: 212-685-7585 Fax: 212-685-7552 Email: lwilliams@bankofny.com	Same as Domestic Lending Office

Citibank N.A.	$17,076,923.08	Two Penn’s Way Suite 200 New Castle, DE 19720 Attention: Karen Riley Tel: 302-894-6084 Fax: 302-894-6120 Email: Karen.riley@citigroup.com	Same as Domestic Lending Office

KeyBank National Association	$17,076,923.08	127 Public Square OH-01-27-0847 Cleveland, OH 44114 Attention: Yvette Dyson-Owens Tel: 216 689 4358 Fax: 216-689-4981 Email: Yvette_Dyson-Owens@keybank.com	Same as Domestic Lending Office

Merrill Lynch Bank USA	$17,076,923.08	15 W. South Temple Suite 300 Salt Lake City, UT 84101 Attention: David Millett Tel: 801-526-8312 Fax: 801-933-8641 Email: David_Millett@ml.com	Same as Domestic Lending Office

UBS Loan Finance LLC	$17,076,923.08	677 Washington Blvd. Stamford, CT 06901 Attention: Christopher Aitkin Tel: 203-719-3845 Fax: 203-719-3888 Email: christopher.aitkin@ubs.com	Same as Domestic Lending Office

Mizuho Corporate Bank, Ltd.	$13,846,153.85	1800 Plaza Ten Jersey City, NJ 07311 Attention: Pamela Chen Tel: 201-626-9302 Fax: 201-626-9942 Email: Pamela.chen@mizuhocbus.com	Same as Domestic Lending Office

Lehman Brothers Bank, FSB	$12,461,538.45	745 7th Avenue 16th Floor New York, NY 10019 Attention: Michael Herr Tel: 212-526-6560 Fax: 212-520-0450 Email: mherr@lehman.com	Same as Domestic Lending Office

Australia and New Zealand Banking Group Limited	$9,230,769.23	1177 Avenue of the Americas 6th Floor New York, NY 10036 Attention: Doreen Klingenbeck Tel: 212-801-9726 Fax: 212-536-4826 Email: dklingen@anz.com	Same as Domestic Lending Office

TOTAL	$300,000,000.00

Sch. I-2

SCHEDULE II

EXISTING SYNTHETIC LEASES

1. Master Leasing Agreement, dated July 15, 1995. Amount owed as of the Amendment effective date is $5,069,532.50.

2. Master Leasing Agreement, dated January 18, 2002. Amount owed as of the Amendment effective date is $2,835,600.00.

Sch. II-1

SCHEDULE III

EXISTING LIENS

1.	Liens in favor of wholly owned Subsidiaries.

2.	Liens, if any, evidenced by existing synthetic leases listed in Schedule II.

3.	Property pledged as security for any of the following bond issues:

•	Pollution Control Facility Revenue Refunding Bonds (Interstate Power and Light Company Project) Series 2005, issued by the Iowa Finance Authority

•	Variable/Fixed Rate Demand Pollution Control Refunding Revenue Bonds, Series 1998, issued by the City of Chillicothe, Iowa

•	Pollution Control Refunding Revenue Bonds, Series 1994B, issued by the City of Clinton, Iowa

•	Variable/Fixed Rate Demand Pollution Control Refunding Revenue Bonds, Series 1998 (Lansing), issued by the City of Lansing, Iowa

•	Variable/Fixed Rate Demand Pollution Control Refunding Revenue Bonds, Series 1999 (Sherburn), issued by the City of Sherburn, Minnesota

Sch. III-1